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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April [    ], 2016

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. (the "Annual Meeting") which will be held at the registered office of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 18, 2016, at 9:00 a.m., Central European Time. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. If you are a shareholder of record (that is, you hold your shares in your name as a holder of record with our transfer agent), you may authorize your proxy by the Internet, by telephone or by mail as described in the accompanying materials. If your shares are held through a bank, brokerage firm or other nominee, please follow the instructions you receive from your bank, brokerage firm or other nominee to instruct how your shares are to be voted at the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your support of and interest in Altisource Portfolio Solutions S.A. is sincerely appreciated.

Sincerely,

Timo Vättö Chairman of the Board of Directors	William B. Shepro Chief Executive Officer and Director

40, avenue Monterey, L-2163 Luxembourg, +352 2469 7900

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
PROXY STATEMENT

PAGE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016	3
ANNUAL MEETING OF SHAREHOLDERS	5
PROPOSAL ONE: ELECTION OF DIRECTORS	8
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11
BOARD OF DIRECTORS COMPENSATION	17
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND RELATED SHAREHOLDER MATTERS	23
COMPENSATION DISCUSSION AND ANALYSIS	26
EXECUTIVE COMPENSATION	45
PROPOSAL TWO: APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED ACCOUNTING FIRM	52
PROPOSAL THREE: APPROVAL OF THE COMPANY'S ANNUAL ACCOUNTS PREPARED IN ACCORDANCE WITH LUXEMBOURG GAAP FOR THE YEAR ENDED DECEMBER 31, 2015 AND ITS CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH U.S. GAAP INCLUDING A FOOTNOTE RECONCILIATION OF EQUITY AND NET INCOME TO IFRS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015	57
PROPOSAL FOUR: RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS	58
PROPOSAL FIVE: ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2015	59
PROPOSAL SIX: DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE DURING THE YEAR ENDED DECEMBER 31, 2015	60
PROPOSAL SEVEN: APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION	61
PROPOSAL EIGHT: APPROVAL OF A SHARE REPURCHASE PROGRAM WHEREBY ALTISOURCE IS AUTHORIZED, FOR A PERIOD OF FIVE YEARS, TO REPURCHASE UP TO TWENTY-FIVE PERCENT (25%) OF THE OUTSTANDING SHARES OF ITS COMMON STOCK	62
BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	63
SHAREHOLDER PROPOSALS AND ANNUAL REPORTS	65
OTHER MATTERS	66

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
40, avenue Monterey
L-2163 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 18, 2016
Time:	9:00 a.m., Central European Time
Location:	Altisource Portfolio Solutions S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg

PURPOSE

  •
  To elect four (4) Directors for a one (1) year term and/or until their successors are duly elected and qualified;

  •
  To approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2016 and Atwell S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period;

  •
  To approve Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg ("Luxembourg GAAP") for the year ended December 31, 2015 (the "Luxembourg Annual Accounts") and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") as of and for the year ended December 31, 2015 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts");

  •
  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts;

  •
  To allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2015;

  •
  To discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2015;

  •
  To approve changes to non-management Directors' compensation;

  •
  To approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and

  •
  To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

PROCEDURES

  •
  Our Board of Directors has fixed March 21, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders (the "Annual Meeting").

  •
  Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. In order to be admitted to the meeting, each shareholder will be asked to present proof of share ownership as of the record date and valid government-issued photo identification. If your shares are held in "street name" by a bank, brokerage firm or other nominee, you will also need to obtain a "legal proxy" from the holder of record to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting in one of the manners described in the accompanying materials so that your vote will be counted if you later are unable to attend the Annual Meeting.

  •
  The proxy statement for our Annual Meeting and our annual report to shareholders on Form 10-K for the year ended December 31, 2015 are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. Additionally, and in accordance with Securities and Exchange Commission ("SEC") rules, you may access our proxy statement at http://www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the Control Number found on your Notice of Access Card or on your proxy card in the space provided.

  •
  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts and the statutory auditor's report on the Consolidated Accounts will be available for inspection from April 17, 2016 until the conclusion of the Annual Meeting of Shareholders at Altisource Portfolio Solutions S.A.'s registered office. Copies are also available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg after April 17, 2016.

By Order of the Board of Directors,

Kevin J. Wilcox Corporate Secretary
April [ ], 2016 Luxembourg City, Grand Duchy of Luxembourg

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

We have made this proxy statement available to you on or about April [    ], 2016 as a holder of common stock of Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") because our Board of Directors is soliciting your proxy to be used at our 2016 Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment or postponement thereof. The Annual Meeting will be held at our registered office located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 18, 2016, at 9:00 a.m., Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

Who May Vote

You are entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, if you are a holder of our common stock at the close of business on March 21, 2016. At the close of business on March 21, 2016, there were 18,802,623 shares of common stock issued, outstanding and able to be voted and no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented.

Voting Procedures

If you are a shareholder of record, you will receive a proxy card that will tell you how to vote your shares via the Internet, telephone or mail.

If the shares you own are held in "street name" by a bank, brokerage firm or other nominee, you will need to follow the directions such nominee provides you. As in prior years, we have elected to provide access to our proxy materials over the Internet by mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to the majority of our shareholders. Shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Shareholders may also vote in person at the Annual Meeting. If you are a shareholder of record, you must present valid government-issued photo identification to vote at the meeting. If your shares are held by a bank, brokerage firm or other nominee, you will also need to obtain a "legal proxy" from the holder of record to vote at the meeting. For specific instructions, please refer to the instruction on the proxy card or Notice you receive.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting in one of the manners described above so that your vote will be counted if you later are unable to attend the Annual Meeting.

How a Proxy Works

If you properly submit your proxy to Altisource and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to broker "non-votes," if no contrary instructions are given, each proxy received will be voted for each of the nominees for Director; for the approval of the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2016 and Atwell S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; for the approval of

Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with Luxembourg GAAP for the year ended December 31, 2015 (the "Luxembourg Annual Accounts") and its consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS as of and for the year ended December 31, 2015 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts"); for the receipt and approval of the Directors' reports for the Luxembourg Statutory Accounts; for the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2015; for the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2015; for the approval of changes to non-management Directors' compensation; for the approval of a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and, with regard to any other business that properly comes before the meeting, in the discretion of the persons appointed as proxies.

If the shares you own are held by a bank, brokerage firm or other nominee and you do not provide specific voting instructions to such nominee on a non-routine item as defined by the New York Stock Exchange, the nominee will be prohibited from voting your shares. This is commonly referred to as a "broker non-vote."

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment or postponement of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  filing written notice with our Corporate Secretary at the following address:

      Kevin J. Wilcox, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      40, avenue Monterey
      L-2163 Luxembourg City
      Grand Duchy of Luxembourg

  •
  submitting a properly executed proxy bearing a later date; or

  •
  appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

Quorum and Voting Information

Although Luxembourg law does not require a quorum for the conduct of business at annual meetings of shareholders, in accordance with the requirements of the NASDAQ listing standards, the Company has established that the presence at the Annual Meeting of holders of thirty-three and one-third percent (33 1/3%) of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" will be treated as present for purposes of a quorum.

Pursuant to Luxembourg law and assuming a quorum, the four (4) nominees for Director will be elected as Directors of Altisource at the Annual Meeting so long as the votes cast in favor of each such person exceed the votes cast against such person. You may vote in favor of, against or abstain from voting for one (1) or more nominees for Director.

The following proposals will be approved if the votes cast in favor of the action exceed the votes cast against the action: the proposal to approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2016 and Atwell S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve Altisource Portfolio Solutions S.A.'s annual accounts prepared in accordance with Luxembourg GAAP for the year ended December 31, 2015 (the "Luxembourg Annual Accounts") and its consolidated financial statements prepared in accordance with U.S. GAAP including a footnote reconciliation of equity and net income to IFRS as of and for the year ended December 31, 2015 (the "Consolidated Accounts") (together, the "Luxembourg Statutory Accounts"); the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts; the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2015; the proposal to approve the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2015; the proposal to approve changes to non-management Directors' compensation; the proposal to approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and any other matter properly submitted for your consideration at the Annual Meeting (other than the election of Directors).

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. Banks, brokerage firms or other nominees may not vote on behalf of their clients in connection with the proposal regarding the election of Directors, so any broker "non-votes" will not be counted in determining the votes cast in connection with this proposal.

ELECTION OF DIRECTORS
(Proposal One)

Our Articles of Incorporation provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members with the exact number to be decided by our Board of Directors.

We are proposing the four (4) nominees listed below for election as Directors at the Annual Meeting for a one (1) year term and/or until their successors are duly elected and qualified.

All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies may nominate and vote for a replacement nominee or nominees recommended by our Board of Directors or they may vote for the balance of the named nominees without nomination of a replacement, and the Board may be reduced accordingly (provided that there shall be no less than three (3) nominees). At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

Nominees for Director

The following table sets forth certain information concerning our nominees for Director:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nomination/ Governance Committee
Timo Vättö(2)	51	2009	X(3)	X	X(4)	X	X
William B. Shepro	47	2009	X
Roland Müller-Ineichen	55	2009		X(4)	X	X	X
W. Michael Linn	67	2011		X	X	X(4)	X(4)
(1)
As of March 21, 2016
(2)
Appointed Chairman of the Board of Directors on January 16, 2015
(3)
Appointed Chairman of the Executive Committee on February 9, 2015
(4)
Committee Chairperson for 2015

The principal occupation for the last five (5) years and additional biographical information of each Director of Altisource are set forth below.

All of our Directors bring to Altisource's Board of Directors a wealth of executive leadership experience derived from their service as executives of large corporations.

Timo Vättö.    Mr. Vättö was appointed to the Board of Directors of Altisource in August 2009, as Lead Independent Director in May 2014 and as Chairman of the Board of Directors in January 2015. He is the founder and owner of Cundo Management AG, a provider of independent corporate advisory services to corporations, institutional investors and private families, which was founded in November 2008. Mr. Vättö serves as Chairman of the Board of Directors of Evalueserve, a privately held global specialist in knowledge processes, which provides research and analytics services for leading-edge companies worldwide. He also serves on the Board of Directors of IHAG Holding AG, an independent, family-owned group of companies that holds a diversified portfolio of majority and minority shareholdings in a variety of sectors and as Chairman of the Board of Directors of KYC Exchange Net AG, a privately held company that provides the financial services industry with a secure platform for Know Your Customer and Customer Due Diligence purposes. Previously, Mr. Vättö was employed by Citigroup in Switzerland and the U.S. for almost twenty years in senior client coverage and business head roles within Corporate and Investment Banking, most recently as Head of Swiss Investment Banking. In addition, from 2004 to 2009, Mr. Vättö served as a

PROPOSAL ONE

member of the Board of Directors, including as a member of the Audit Committee, of Citibank (Switzerland) AG, part of Citigroup's Wealth Management Business. Mr. Vättö holds a Master of Science in Economics and Business Administration from the University of Tampere (Finland).

Mr. Vättö's experience with Cundo Management AG and Citigroup makes him financially literate and qualifies him as a financial expert as required pursuant to NASDAQ listing standards and SEC rules, and his knowledge of the financial services industry provides the Board of Directors with subject matter expertise. Through his six plus years of service on our Board of Directors, Mr. Vättö has developed a thorough understanding of our business and industry.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen Financial Corporation ("Ocwen"). From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro serves on the Boards of Altisource and certain of its subsidiaries. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provides the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic, industry and operational insights.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009. He also serves on the Board of Directors of Bank Arner SA, a provider of private banking services based in Lugano, Switzerland; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citigroup that provides private banking services to High Net Worth individuals; and of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance and corporate banking services. In addition, from May 2010 to September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international Banks, Security Dealers and Fund Management Companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as required by NASDAQ listing standards and SEC rules. Through his six plus years of service on our Board of Directors, Mr. Müller-Ineichen has developed a thorough understanding of our business and industry.

W. Michael Linn.    Mr. Linn was appointed to the Board of Directors of Altisource in May 2011. Mr. Linn also serves as Chairman of Panua Partners in Hope, a charitable organization dedicated to demonstrating a cost effective methodology for eliminating multigenerational poverty. In addition, Mr. Linn is a private investor in energy-related industries. Mr. Linn previously served as President and Chief Executive Officer of

PROPOSAL ONE

Greensleeves, LLC from January 2010 to April 2014. He also served on the Board of Directors of National Lime and Stone from 1994 through 2012. Mr. Linn served on the Board of Directors of Ocwen from August 2002 to May 2008 and as the Executive Vice President of Sales and Marketing of Ocwen from February 2004 to May 2007. Prior to joining Ocwen, Mr. Linn served on the Board of Directors and as the Executive Vice President of Sales and Marketing of Solomon Software, Inc., a corporation now owned by Microsoft Corporation. He has also served on the Board of Directors and as President and Chief Executive Officer of Saunders, Inc., a venture backed, privately held financial services and technology solutions company. Mr. Linn holds a Bachelor of Arts from Harvard College and a Master of Business Administration from Harvard University.

Mr. Linn's extensive experience in rolling out emerging technologies and in the development of strategic relationships brings valuable operational, sales and strategic expertise to our Board of Directors. Furthermore, Mr. Linn is financially literate and qualifies as a financial expert as required by NASDAQ listing standards and SEC rules. Through his four plus years of service on our Board of Directors, Mr. Linn has developed a thorough understanding of our business and industry.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing the Company's business and representing the interests of the shareholders. Directors are expected to attend all meetings of the Board of Directors, the meetings of committees on which they serve and the Annual Meeting. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held eleven (11) meetings and took action pursuant to written consent three (3) times in 2015. Each incumbent Director attended 100% of these meetings as well as the meetings held by all committees of our Board of Directors on which they served during the period. Although we do not have a formal policy regarding Director attendance at the Annual Meeting, our Directors are expected to attend. All of the incumbent members of our Board of Directors attended our 2015 Annual Meeting of Shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under NASDAQ listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NASDAQ and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Related Shareholder Matters," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Our current Board of Directors has determined that Messrs. Vättö, Linn and Müller-Ineichen are independent Directors.

Our Corporate Governance Guidelines also provide that the Board shall annually elect a lead independent director unless the Chairperson of the Board is an independent director, in which case the Chairperson of the Board will perform the functions of a lead independent director. Mr. Vättö, an independent director, is the Chairman and, as a result, we do not currently have a lead independent director.

Executive Sessions of Independent Directors

Independent Directors met in executive session of the Board of Directors without management four (4) times in 2015.

Board Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and our shareholders at any given time. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company's needs.

The Chief Executive Officer is responsible for our day-to-day operations and for formulating and executing our long-term strategy in collaboration with the Board of Directors. The Chairman of the Board leads the Board and oversees meetings of the Board of Directors, ensures the delivery of information necessary for the Board's informed decision-making and, together with the Board, approves the strategy for Altisource.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. A brief description of these committees is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm; provides assistance to our Board of Directors with respect to matters involving the accounting, auditing, financial reporting and internal control functions; establishes procedures for the receipt, retention and treatment of complaints received by the Company relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters; reviews and approves transactions with "Related Persons," as defined by SEC Regulation S-K, in accordance with the Company's Related Persons Transactions Policy; reviews the scope and results of the annual audit conducted by the independent registered certified public accounting firm, including any significant matters regarding internal controls over financial reporting; and reviews the Company's internal audit plan, internal audit budget and enterprise risk assessment.

The members of the Audit Committee for 2015 were Messrs. Müller-Ineichen, Linn and Vättö, with Mr. Müller-Ineichen serving as the Chairman. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NASDAQ listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual's financial sophistication within the meaning of NASDAQ listing standards and qualify as audit committee financial experts as that term is defined in SEC rules.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews its charter and presents any recommendations for amendments to the Board. The Audit Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Audit Committee in February 2016. The Audit Committee met fourteen (14) times and took action pursuant to written consent one (1) time in 2015. The Audit Committee met in executive session with both the Company's internal and external auditors five (5) times, solely with the Company's internal auditors three (3) times and solely with the Company's external auditors five (5) times in 2015.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and the Chief Administration Officer (except as it relates to their own compensation) and subsequently approves all executive compensation programs, any severance or termination arrangements applicable to executive officers and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee is responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee has the authority to administer awards under the 2009 Equity Incentive Plan. The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company's expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the NASDAQ listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant. The Compensation Committee may request that any of our Directors, officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

To obtain information on current market compensation practices, in 2015 and early 2016, the Compensation Committee engaged its independent compensation consultant, Exequity LLP ("Exequity"), to review how our pay levels compared to those of our peer companies. Exequity worked with the Human Resources function, and received input where appropriate from management, to help identify the competitive positioning of our pay practices. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information.

The members of the Compensation Committee for 2015 were Messrs. Vättö, Linn and Müller-Ineichen, with Mr. Vättö serving as the Chairman. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards, as revised in 2013. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews its charter and presents any recommendations for amendments to the Board. The Compensation Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compensation Committee in February 2016. The Compensation Committee met eight (8) times and took action pursuant to written consent two (2) times in 2015.

Certain executives play a key role in the design and implementation of our executive compensation programs. Our Chief Executive Officer and Chief Administration Officer generally attend Compensation Committee meetings, except that such executive officers are not present during any voting or deliberations on their own compensation. These executives actively participate in performance reviews and compensation discussions for our executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and/or the Chief Administration Officer for development and execution. Please see "Equity Incentive Plan" for information relating to the authority delegated by the Compensation Committee to these executive officers to approve stock option awards within certain limits.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee was at any time during the 2015 fiscal year, or at any other time, an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2015 fiscal year.

Compliance Committee.    The Compliance Committee of our Board of Directors provides assistance to the Board with the development, monitoring and evaluation of the Company's compliance function, including its compliance management system, and the Company's compliance with applicable laws, rules and regulations governing its businesses. The Compliance Committee performs such other duties as may be prescribed pursuant to its charter.

The members of the Compliance Committee for 2015 were Messrs. Linn, Müller-Ineichen and Vättö, with Mr. Linn serving as the Chairman. Each member of the Compliance Committee is independent as defined by NASDAQ listing standards.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compliance Committee reviews its charter and presents any recommendations for amendments to the Board. The Compliance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Committee in February 2016. The Compliance Committee met four (4) times in 2015.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors, advises our Board of Directors with respect to Board of Directors composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance guidelines and oversees the evaluation of our Board of Directors.

The members of the Nomination/Governance Committee during 2015 were Messrs. Linn, Müller-Ineichen and Vättö, with Mr. Linn serving as the Chairman.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews its charter and presents any recommendations for amendments to the Board. The Nomination/Governance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Nomination/Governance Committee in February 2016. The Nomination/Governance Committee met four (4) times in 2015.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and NASDAQ listing standards. In addition, our Nomination/Governance Committee takes into account Altisource's best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate's experience with the background of other members of our Board of Directors.

Pursuant to the Company's Diversity Policy, the Nomination/Governance Committee will consider diversity when it recommends Director nominees to the Board of Directors, viewing diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company's business environment when recommending Director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Directors should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nomination/Governance Committee periodically reviews the skills and attributes of Directors within the context of the current make-up of the full Board of Directors as the Nomination/Governance Committee deems appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation, national origin, or any other personal attribute that does not speak to a person's ability to serve as a Director.

In evaluating a particular candidate, the Nomination/Governance Committee will also consider factors other than the candidate's qualifications including the current composition of the Board of Directors, the balance

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

of management and independent Directors, the need for Audit Committee expertise and the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/ Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, we have not received any shareholder proposals relating to Director nominees for the Annual Meeting.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. You should provide each proposed nominee's name, biographical data, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Any recommendation which a shareholder desires to have included in our proxy materials for consideration at our 2017 Annual Meeting of Shareholders must be received at our registered office no later than December [  ], 2016. Please see the "Shareholder Proposal" section for additional information regarding shareholder proposals.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board and to otherwise assist the Board in fulfilling its oversight responsibilities within the limits set forth in its charter. The members of the Executive Committee during 2015 were Messrs. Vättö and Shepro, with Mr. Vättö serving as the Chairman.

Our Executive Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Board of Directors reviews and approves the charter. The Executive Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter, except to the extent the Executive Committee has not taken any action during the year. The charter was last reviewed by the Board of Directors in February 2016. The Executive Committee took one (1) formal action in 2015.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance reviews of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines were last reviewed by the Nomination/Governance Committee and the Board of Directors in February 2016. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Altisource, you may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by SEC rules or NASDAQ listing standards. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Any waivers from the Code of Business Conduct and Ethics for Directors or Named Executive Officers (as defined in "Compensation Discussion and Analysis") or from the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or the Audit Committee and will be subsequently disclosed when required by SEC rules or NASDAQ listing standards. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. On an annual basis, the Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers were last reviewed by the Board of Directors in February 2016. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or NASDAQ listing standards, will be posted on our website (www.altisource.com) or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and each of its committees play a key role in the oversight of the Company's risk management.

Through regular reviews with management and internal and external auditors, the Board of Directors and the Audit Committee monitor Altisource's credit risk, liquidity risk, operational risk, legal and regulatory risk and enterprise risk. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and, in conjunction with management, considers whether accounting and financial controls are aligned with business risks. In its periodic meetings with the external auditors, the Audit Committee reviews the external audit scope, the external auditors' responsibilities and independence under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications.

The Board of Directors and the Compliance Committee monitor Altisource's overall compliance function, including the compliance management system, and Altisource's compliance with legal and regulatory requirements and related risks, through regular reviews with both management and internal auditors. At least quarterly, the Compliance Committee reviews and discusses with management the Company's compliance with legal and regulatory requirements and compliance programs.

In addition, working closely with management, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company's governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring the Company's compensation policies and related risks.

The role of the Board of Directors in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Company's risk exposure, and our Chairman, the Board of Directors and its committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation earned by each non-management member of our Board of Directors who served as a Director during 2015. Our management Director does not receive an annual retainer or any other compensation for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Timo Vättö(3)	$150,473	$16,737	-	$167,210
W. Michael Linn	$81,500	$16,737	-	$98,237
Roland Müller-Ineichen(4)	$75,126	$16,737	-	$91,863
William C. Erbey(5)	$4,358	$16,737	-	$21,095
(1)
Cash compensation for our non-management directors is established on a "service year" basis running from one annual meeting of shareholders to the next annual meeting of shareholders, and is paid in equal installments at the end of each quarter during which the non-management director served as a member of our Board of Directors. This table shows the amounts earned for service in 2015, including amounts earned for service in the fourth quarter of 2015 and paid in the first quarter of 2016. Please see the "Cash Compensation" section below for additional information regarding cash compensation paid to our non-management Directors.

(2)
Non-management Directors who attended at least 75% of all meetings of the Board of Directors and committees on which they served for the 2014 to 2015 service year were entitled to receive an award of Altisource common stock at the end of such service year. The number of shares of common stock was determined by dividing $60,000 by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on the first day of the service year. This table shows the aggregate award date fair value of such shares on the date received in May 2015. Please see the "Equity Compensation" section below for additional information regarding non-management Director stock awards.

(3)
Mr. Vättö's cash compensation was paid in Swiss francs for the first quarter and in euros for the second, third and fourth quarters, using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 1.00447 Swiss francs to the U.S. dollar; for the second quarter, an exchange rate of 0.88693 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.88263 euros to the U.S. dollar and for the fourth quarter, an exchange rate of 0.91048 euros to the U.S. dollar. The amounts reported in the table above are the U.S. dollar amounts prior to conversion to euros or Swiss francs.

(4)
Mr. Müller-Ineichen's cash compensation was paid in Swiss francs for the first and third quarters and in euros for the second quarter, using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 1.00447 Swiss francs to the U.S. dollar; for the second quarter, an exchange rate of 0.88693 euros to the U.S. dollar and for the third quarter, an exchange rate of 0.96896 Swiss francs to the U.S. dollar. The amounts reported in the table above for the first, second and third quarters are the U.S. dollar amounts prior to conversion to euros or Swiss francs. Mr. Müller-Ineichen's cash compensation was paid in U.S. dollars in the fourth quarter.

(5)
Mr. Erbey stepped down from the Board of Directors effective January 16, 2015. These amounts reflect compensation for service through that date.

BOARD OF DIRECTORS COMPENSATION

Cash Compensation

For the 2014 to 2015 service year, we provided the following annual cash compensation to our non-management Directors in quarterly installments:

  •
  a retainer of $54,000;
  •
  an additional $50,000 to the Chairman of the Board of Directors;
  •
  an additional $15,000 to the Audit Committee chairperson;
  •
  an additional $12,500 to the Compliance Committee chairperson;
  •
  an additional $7,500 to each of the Compensation Committee and Nomination/Governance Committee chairpersons; and
  •
  an additional $7,500 to all Audit Committee members (other than the Audit Committee chairperson).

For the 2015 to 2016 service year, we are providing the following annual cash compensation to our non-management Directors in quarterly installments:

  •
  a retainer of $54,000;
  •
  an additional $85,000 to the Chairman of the Board of Directors;
  •
  an additional $20,000 to the Audit Committee chairperson;
  •
  an additional $12,500 to the Compliance Committee chairperson;
  •
  an additional $7,500 to each of the Compensation Committee and Nomination/Governance Committee chairpersons;
  •
  an additional $7,500 to all Audit Committee members (other than the Audit Committee chairperson);
  •
  an additional $5,000 to all Compliance Committee members (other than the Compliance Committee chairperson); and
  •
  an additional $15,000 to the Executive Committee chairperson.

Equity Compensation

Non-management Directors who attend at least 75% of all meetings of the Board of Directors and committees on which they serve are entitled to receive an award of shares of our common stock at the end of the applicable service year. We determine the number of shares to be granted by dividing the dollar amount of the award approved by our shareholders (the "Award Value") by the average of the high and low prices of our common stock as reported on the NASDAQ Global Select Market on the first day of the service year.

For the 2014 to 2015 service year, our non-management Directors attended 100% of all meetings of the Board of Directors and committees on which they served and received an award of 584 shares of our common stock at the end of the service year based on an Award Value of $60,000 divided by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on the first day of the service year.

For the 2015 to 2016 service year, non-management Directors who attend at least 75% of all meetings of the Board of Directors and committees on which they serve will receive 2,596 shares of our common stock at the end of the service year, based on an Award Value of $75,000 divided by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on the first day of the service year.

In addition, beginning at our 2011 Annual Meeting of Shareholders, new non-management directors elected at the Annual Meeting of Shareholders are granted a one (1) time award of 500 shares of common stock, which vests in four (4) equal installments on each anniversary of the award date. This one-time award was also provided to all non-management Directors elected at the 2011 Annual Meeting of Shareholders.

BOARD OF DIRECTORS COMPENSATION

Accordingly, at our 2011 Annual Meeting, each of our current non-management Directors received a one (1) time award of 500 shares of common stock, which completed vesting in May 2015.

Please see the "Proposal for Change in Compensation" section below for information regarding proposed changes in Director Compensation.

Proposal for Change in Compensation

Under Luxembourg law, Directors' compensation is subject to review and adjustment by the shareholders.

The Compensation Committee believes it is important to evaluate Directors' compensation from time to time in order to attract and retain the best possible candidates to serve on our Board of Directors. Accordingly, in the first quarter of 2016, the Compensation Committee engaged Exequity to assist in conducting a pay study analyzing the competitiveness of the Company's pay levels for non-management Directors. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information relating to the peer group companies used in the analysis.

Based on the findings of the pay study, our Compensation Committee recommended that we submit a proposal to our shareholders to revise non-management Director compensation beginning in the 2016 to 2017 service year.

Therefore, we are including a proposal to our shareholders that the:

  •
  annual cash retainer to the non-executive Chairman of the Board of Directors be increased from $85,000 to $100,000, with a corresponding reduction of annual cash compensation to the Executive Committee chairperson from $15,000 to $0;
  •
  annual cash compensation to Audit Committee members (other than the Audit Committee chairperson) be increased from $7,500 to $10,000;
  •
  annual cash compensation to the Audit Committee chairperson be increased from $20,000 to $25,000;
  •
  annual cash compensation to Compliance Committee members (other than the Compliance Committee chairperson) be increased from $5,000 to $10,000;
  •
  annual cash compensation to the Compliance Committee chairperson be increased from $12,500 to $17,500;
  •
  annual cash compensation to Compensation Committee members (other than the Compensation Committee chairperson) be set at $7,500;
  •
  annual cash compensation to the Compensation Committee chairperson be increased from $7,500 to $15,000;
  •
  annual cash compensation to Nomination/Governance Committee members (other than the Nomination/Governance Committee chairperson) be set at $5,000; and
  •
  annual cash compensation to the Nomination/Governance Committee chairperson be increased from $7,500 to $12,500.

The Compensation Committee is also proposing that the award value of the annual award of shares of common stock to non-management Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they serve be increased from $75,000 to $110,000 beginning in the 2016 to 2017 service year. Consistent with prior years, the number of shares of common stock would be determined by dividing this value by the average of the high and low prices of the common stock to be reported on the NASDAQ Global Select Market on the first day of the service year.

In determining the appropriate levels of non-management Director compensation, the Compensation Committee considered, among other things, the work, time commitment and efforts required from the non-management Directors in connection with their services on the Board and on each of the Board committees.

BOARD OF DIRECTORS COMPENSATION

The proposed changes to the pay structure align our non-management Director compensation to be competitive with the median structure of our peer group companies. In addition, the proposed changes align the pay levels for each chairperson and member of each committee to be consistent with the peer median for each of these roles.

Other Compensation

Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Director compensation may be prorated for a Director serving less than a full one (1) year term as in the case of a Director joining the Board of Directors after an Annual Meeting of Shareholders but during the service year.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are determined annually by our Board of Directors and generally serve at the discretion of our Board of Directors. None of our Directors and/or executive officers are related to any other Director and/or executive officer of Altisource by blood, marriage or adoption.

Name	Age(1)	Position
Kevin J. Wilcox	52	Chief Administration Officer
Michelle D. Esterman	43	Chief Financial Officer
Vivek Bhandari	40	President, Financial Services and Technology Infrastructure
Joseph A. Davila	46	President, Mortgage Services
Mark J. Hynes	46	President, Technology Services
Gregory J. Ritts	47	General Counsel
(1)
As of March 21, 2016

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

Kevin J. Wilcox.    Mr. Wilcox serves as Chief Administration Officer of Altisource. Mr. Wilcox previously served as Chief Administration Officer and General Counsel from August 2009 through October 2014. Before joining Altisource, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen since May 2008. Mr. Wilcox also served as Senior Vice President of Human Resources and Corporate Services for Ocwen. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctorate from the Florida State University College of Law.

Michelle D. Esterman.    Ms. Esterman serves as Chief Financial Officer of Altisource. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services for Deloitte & Touche LLP since 2003, including a two year rotation with Deloitte Touche Tohmatsu, and in various positions within Deloitte & Touche LLP from 1996 to 2003. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Prior to hiring Ms. Esterman, Altisource determined that her employment with Deloitte & Touche LLP presented no independence issues that could prevent her from assuming the position of Chief Financial Officer of Altisource.

Vivek Bhandari.    Mr. Bhandari serves as President, Financial Services and Technology Infrastructure of Altisource. Mr. Bhandari previously served as President, Financial Services and Vice President, Operations, Financial Services from August 2009 through January 2015. Before joining Altisource, he served as Vice President, Operations, Financial Services at Ocwen since April 2008 and in various other positions within Ocwen from 2005. Mr. Bhandari began his career with Tata Technologies India Ltd. as a consultant. He holds a Bachelor of Technology and Manufacturing Science and Engineering from the Indian Institute of Technology, Delhi and a Master of Business Administration from the Indian Institute of Management, Calcutta.

Joseph A. Davila.    Mr. Davila serves as President, Mortgage Services of Altisource. Mr. Davila previously served as Senior Vice President, Real Estate Services from July 2011 through February 2013. Before joining Altisource, he served as Vice President of Operations of Capital One Financial Corporation since 2007.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Mr. Davila began his career as a consultant with Price Waterhouse and, subsequently, Bain & Company. He holds a Bachelor of Science from Southern Methodist University and a Master of Business Administration from Kellogg School of Management at Northwestern University.

Mark J. Hynes.    Mr. Hynes serves as President, Technology Services of Altisource. Mr. Hynes previously served as Vice President, Spend Management from January 2010 through January 2011. Before joining Altisource, he served as President of Digi-Net Technologies, Inc., an early pioneer in marketing analytics software-as-a-service solutions. Mr. Hynes also co-founded Xevo, Inc., a leading provider of service provisioning technologies to application service providers, where he held the position of Chief Operating Officer. Mr. Hynes began his career with Bain & Company as a consultant. He holds a Bachelor of Business Administration from James Madison University and a Master of Business Administration from Harvard University.

Gregory J. Ritts.    Mr. Ritts serves as General Counsel of Altisource. Before joining Altisource in October 2014, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe beginning in June 2010. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctorate from the University of Michigan Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

  •
  all persons known by Altisource to own beneficially 5% or more of the outstanding common stock;
  •
  each Director and Named Executive Officer (as defined in "Compensation Discussion and Analysis") of Altisource; and
  •
  all Directors and executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Exchange Act and is based on an aggregate of 18,802,623 shares issued and outstanding as of March 21, 2016. Unless otherwise indicated in the corresponding footnotes, the address of all persons below is: Altisource, 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned as of March 21, 2016(1)

Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,787,472	34.56%
Putnam Investments, LLC(3)	3,089,383	16.43%
Leon G. Cooperman(4)	1,696,061	9.02%
Entities Affiliated with Luxor Capital Group, LP(5)	967,459	5.15%

Directors and Named Executive Officers:
William B. Shepro(6)	631,766	3.27%
Kevin J. Wilcox(7)	365,811	1.91%
Michelle D. Esterman(8)	49,905	*
Joseph A. Davila(9)	34,458	*
W. Michael Linn(10)	24,331	*
Roland Müller-Ineichen	16,395	*
Timo Vättö	11,695	*
Gregory J. Ritts(11)	4,975	*
All Directors and Executive Officers as a Group (10 persons)	1,233,876	6.21%
*
Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power as defined in the rules promulgated under the Exchange Act or has the right to acquire such beneficial ownership within 60 days after March 21, 2016. Therefore, the table includes options to acquire shares or our common stock which are currently exercisable or will become exercisable within such 60 day period, but does not include restricted share awards that do not vest within such 60 day period and under which the holder has no voting rights until vested. With respect to shares, unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the Named Executive Officers or Directors.

(2)
Based on information contained in a Form 4 filed with the SEC on November 15, 2015. Includes 5,952,489 shares held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company, of which the members are William C. Erbey and his spouse, E. Elaine Erbey; FF Plaza Limited

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND RELATED SHAREHOLDER MATTERS

  Partnership, a Delaware partnership, of which the partners are Mr. and Mrs. Erbey and Delaware Permanent Corporation, a Delaware corporation wholly owned by Mr. Erbey; and Erbey Holding Corporation, a Delaware corporation, wholly-owned by Mr. Erbey. Includes options to acquire 834,274 shares held directly by Mr. Erbey, which are vested but remain unexercised. Mr. Erbey stepped down from his position as a Director and Chairman of the Board of Directors of the Company effective January 16, 2015. The Compensation Committee of the Board of Directors determined that his departure constitutes a "retirement" pursuant to the Altisource 2009 Equity Plan and applicable equity award agreements. As a result, his vested options may be exercised until the earlier of the expiration date for such options or three (3) years from the date of his retirement. Mr. Erbey's address is P.O. Box 25437, Christiansted, U.S. Virgin Islands 00824.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 16, 2016, jointly by Putnam Investments, LLC d/b/a Putnam Investments ("PI"); two of its wholly-owned subsidiaries, Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"); and Putnam Equity Spectrum Fund, investment adviser subsidiary of PI. Includes 3,089,383 shares held by PIM, as to which sole dispositive power is claimed. The shares held by PIM include 2,128,083 shares held by Putnam Equity Spectrum Fund as to which sole voting and dispositive power is claimed. The business address of PI, PIM, PAC and Putnam Equity Spectrum Fund is One Post Office Square, Boston, Massachusetts 02109.

(4)
Based on information contained in a Form 3 filed with the SEC on March 24, 2016. The 1,696,061 shares beneficially owned by Mr. Cooperman consist of 403,297 shares held in the account of Omega Capital Partners, L.P.; 215,787 shares held in the account of Omega Equity Investors, L.P.; 185,535 shares held in the account of Omega Capital Investors, L.P.; 431,442 shares held in the account of Omega Overseas Partners Ltd.; and 460,000 shares held in the account of Omega Charitable Partnership L.P., an exempted limited partnership registered in the Cayman Islands, over which Mr. Cooperman has investment discretion. Mr. Cooperman's address is 11431 West Palmetto Park Road, Boca Raton, FL 33428.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 16, 2016. Includes 175,349 shares beneficially owned by Luxor Wavefront, LP (the "Wavefront Fund"); 777,251 shares beneficially owned by Luxor Capital Partners Offshore Master Fund, LP (the "Offshore Master Fund") which shares may also be deemed to be beneficially owned by Luxor Capital Partners Offshore, Ltd. (the "Offshore Feeder Fund"); 14,859 shares beneficially owned by Thebes Offshore Master Fund, LP (the "Thebes Master Fund") which shares may also be deemed to be beneficially owned by Thebes Partners Offshore, Ltd (the "Thebes Feeder Fund"). LCG Holdings, LLC ("LCG Holdings"), as the general partner of the Wavefront Fund, the Offshore Master Fund and the Thebes Master Fund (collectively, the "Funds") may be deemed to beneficially own the 967,459 shares beneficially owned by the Funds; Luxor Capital Group, LP ("Luxor Capital Group"), as the investment manager of the Funds may be deemed to beneficially own the 967,459 shares beneficially owned by the Funds; Luxor Management, LLC ("Luxor Management"), as the general partner of Luxor Capital Group, may be deemed to beneficially own the 967,459 shares beneficially owned by Luxor Capital Group; Mr. Christian Leone, as the managing member of Luxor Management, may be deemed to beneficially own the 967,459 shares of common stock beneficially owned by Luxor Management.

All reporting entities report share voting and dispositive power with respect to all shares beneficially owned. The business address of each of the Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Thebes Master Fund and the Thebes Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND RELATED SHAREHOLDER MATTERS
(6)
Includes options to acquire 532,468 shares which are exercisable on or within 60 days after March 21, 2016 and 99,298 shares held by the William B. Shepro Revocable Trust (as to which Mr. and Mrs. Shepro share voting and dispositive power), of which 35,000 were purchased in the open market on April 29, 2015 and 7,200 were purchased in the open market on March 22, 2016.

(7)
Includes options to acquire 341,131 shares which are exercisable on or within 60 days after March 21 and 24,680 shares, of which 18,000 were purchased in the open market on April 29, 2015.

(8)
Includes options to acquire 49,905 shares which are exercisable on or within 60 days after March 21, 2016.

(9)
Includes options to acquire 31,508 shares which are exercisable on or within 60 days after March 21, 2016.

(10)
Includes 4,494 shares held by Mr. Linn's spouse, Elizabeth S. Linn, directly; 542 shares held by Mr. Linn's adult children sharing the same household, of which Mr. Linn disclaims voting and dispositive power;2,070 shares held by W M Linn Trust; 1,509 shares held by the William Michael Linn, Roth IRA; 315 shares held by the Elizabeth S. Linn, Roth IRA, of which Mr. Linn disclaims voting and dispositive power; 224 shares held by William M. Linn, Simple IRA; and 580 shares held by S & S Agriculture & Oil, LP, a limited partnership in which Mr. and Mrs. Linn are 2% owners and hold 100% of the voting and dispositive power with Mr. Linn's children being 98% owners.

(11)
Consists of options to acquire 4,475 shares which are exercisable on or within 60 days after March 21, 2016 and 500 shares purchased in the open market on March 21, 2016.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,163,125	$20.13	1,562,395

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. We seek to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance and individual service longevity. The Compensation Committee evaluates both performance and compensation opportunities to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

This compensation discussion and analysis provides information regarding the following:

  •
  compensation governance practices

  •
  compensation programs for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers in 2015 ("Named Executive Officers")

  •
  overall objectives of our compensation program and what it is designed to reward

  •
  each element of compensation that we provide

  •
  the reasons for the compensation decisions we have made regarding our Named Executive Officers

Our Named Executive Officers for 2015 are:

Name	Position
William B. Shepro	Chief Executive Officer
Kevin J. Wilcox	Chief Administration Officer
Michelle D. Esterman	Chief Financial Officer
Joseph A. Davila	President, Mortgage Services
Gregory J. Ritts	General Counsel

Compensation Governance Practices

Our compensation program maintains and continues to build upon the Company's compensation governance framework, as demonstrated by the following practices:

  •
  Performance-based Compensation.  Pay is closely linked to performance. Our 2015 incentive cash compensation awards make up a significant portion of the cash compensation for each of our Named Executive Officers, including the majority of the compensation for our Chief Executive Officer and Chief Administration Officer, and are based on financial goals (e.g., service revenue, pre-tax income and/or earnings per share targets), strategic initiatives and individual performance goals. In addition, each of our Named Executive Officers has received performance-based stock option awards upon joining and/or during his or her tenure with the Company.

  •
  Independent Compensation Consultant.  We use an independent compensation consultant to review, analyze and provide recommendations regarding executive compensation.

  •
  Restrictive Covenants.  With respect to equity grants made after January 1, 2013, we have the right to cancel outstanding equity awards and recover realized gains if an executive breaches certain restrictive covenants within two years following his departure from the Company.

COMPENSATION DISCUSSION AND ANALYSIS
  •
  Golden Parachute Excise Tax Protection.  We do not provide golden parachute excise tax gross-up protection for our executives.

  •
  Insider Trading Policy.  Our Insider Trading policy prohibits Company personnel, including our Named Executive Officers, and our Directors from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options and trading in options (other than those granted by the Company).

  •
  Claw-back and Anti-Hedging Policies.  The SEC is in the process of adopting final rules that would require companies to disclose in their proxy statements whether employees, including officers and directors, may hedge their companies' securities, and to adopt policies to recoup, or "claw-back," certain incentive-based compensation paid to executive officers in connection with an accounting restatement. Altisource intends to adopt appropriate anti-hedging and claw-back policies as soon as practicable once such final rules are in place.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs. Our Chief Executive Officer and Chief Administration Officer generally attend Compensation Committee meetings, except that such executive officers are not present during any voting or deliberations on their own compensation. These executives actively participate in performance reviews and compensation discussions for our executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own). The Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and the Chief Administration Officer for development and execution. Please see "Equity Incentive Plan" for information relating to the authority delegated by the Compensation Committee to these executive officers to approve stock option awards within certain limits.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee has entered into an agreement with Exequity to provide compensation consulting services to the Compensation Committee as needed from time to time, pursuant to individual engagements. These services assist the Compensation Committee in making decisions on pay that are informed by marketplace practices. With the consent of the Compensation Committee or the Compensation Committee Chairman, Exequity coordinates with the human resources function to gather information necessary to provide these services and reviews, validates and provides input on information, programs and recommendations.

As previously disclosed, in the first quarter of 2014, the Compensation Committee engaged Exequity to assist in conducting an analysis to ensure that Altisource's peer group for any future compensation benchmarking consists of the most appropriate benchmark companies. As part of this analysis, Exequity reviewed and provided research related to appropriate peer group companies for Altisource, taking into consideration many factors, including industry, company size (based on revenues, market capitalization and number of employees), recent growth, similarities in product and service offerings, financial results and operational complexity.

In 2015 and early 2016, the Compensation Committee and Exequity reviewed the peer group to determine if adjustments were necessary to provide appropriate information on market practices and executive and Director compensation levels. As a result of such reviews, Lender Processing Services, Inc. and iGate Corporation were removed from the peer group due to their having been acquired and no longer being listed companies. PennyMac Financial Services, Inc. and Black Knight Financial Services, Inc. were added to the peer group.

COMPENSATION DISCUSSION AND ANALYSIS

The resulting group of 18 peer companies is as follows:

  •
  CoreLogic, Inc.
  •
  Equifax, Inc.
  •
  ExlService Holdings,  Inc.
  •
  FleetCor Technologies, Inc.
  •
  Genpact Ltd.
  •
  Nationstar Mortgage Holdings, Inc.
  •
  Virtusa Corp.
  •
  WEX, Inc.
  •
  Global Cash Access Holdings, Inc.
  •
  Heartland Payment Systems, Inc.
  •
  Jack Henry & Associates Inc.
  •
  PRGX Global, Inc.
  •
  Stewart Information Services Corp.
  •
  Sykes Enterprises, Inc.
  •
  Syntel, Inc.
  •
  Walter Investment Management Corp.
  •
  PennyMac Financial Services, Inc.
  •
  Black Knight Financial Services, Inc.

To further the objectives of our compensation program, our Compensation Committee conducted an analysis of the compensation levels of our Directors in 2015 and in the first quarter of 2016, with the assistance of Exequity. As part of the analysis, Exequity reviewed compensation trends and "best practices" in Director compensation among the peer group companies. Compensation data and other resources provided by Exequity set the foundation for the Committee's review and analysis of Director compensation levels.

Utilizing a similar analysis, the Compensation Committee also reviewed the compensation levels for our Chief Financial Officer in the first quarter of 2015.

Based on its consideration of the various factors as set forth in SEC rules and NASDAQ listing standards, the Compensation Committee determined that Exequity is independent and that the engagement of Exequity by the Company raises no conflict of interest.

Employment Agreements

As required by Luxembourg law, Altisource has entered into employment agreements with each of our Named Executive Officers. The employment terms continue indefinitely until the executive's separation from the Company. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive relocation and foreign living allowances, as well as benefits such as health insurance. Please see the "Relocation and Foreign Living Allowances" section and the Summary Compensation Table under the "Executive Compensation" section below for additional details.

In order to terminate the employment agreement, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labor Code. In the event of the executive's termination by the Company for "Cause" ("motifs graves"), no notice period is required. In addition, in the event that the executive's employment is terminated by the Company without "Cause" or, in some instances, the executive resigns for "Good Reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive redundancy payments in accordance with article L.124-7 of the Luxembourg Labor Code upon certain terminations.

COMPENSATION DISCUSSION AND ANALYSIS

The agreements also include a covenant to maintain our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by non-competition and non-solicitation covenants for a minimum period of one (1) year following the termination of the agreement. The agreements are governed, interpreted and performed by and in accordance with the laws of the Grand Duchy of Luxembourg.

Elements of Annual Compensation

The current annual compensation package for our Named Executive Officers consists of base salary and annual cash incentive compensation. This compensation structure was developed in order to provide each Named Executive Officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of financial goals and strategic initiatives as well as individual performance. We believe that the elements of compensation discussed below are appropriate in light of our performance, industry, strategic initiatives and environment.

Long-term incentive awards may also be granted on a periodic basis separately from the annual compensation process to assist with the retention of our Named Executive Officers and to align the interests of these executives with the interests of our shareholders. Please see the "Equity Incentive Plan" section below for additional information relating to such awards.

Base Salary.    Base salaries for our Named Executive Officers are established based on individual qualifications and job responsibilities while taking into account compensation levels at companies in our peer group for similar positions. The Compensation Committee sets the base salary for the Chief Executive Officer and approves the base salaries for all other Named Executive Officers.

Base salaries for our Named Executive Officers are reviewed periodically with adjustments made based on market information, internal review of the Named Executive Officer's compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a relocation, a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. Please see "Compensation Increases for Certain Named Executive Officers" for a discussion of salary increases for certain of our Named Executive Officers.

Additionally, under Luxembourg law, all salaries are required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. The last increase in Luxembourg salaries pursuant to this law occurred in October 2013. There was no required increase in salaries in 2014 or 2015.

Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros. Please see the Summary Compensation Table under "Executive Compensation" for additional information.

2015 Annual Non-equity Incentive Compensation.    Pursuant to an annual incentive plan, a participant can earn cash incentive compensation as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below.

Each Named Executive Officer has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. Incentive compensation awards make up a significant portion of the annual cash compensation for each of our Named Executive Officers, including the majority of the compensation for our Chief Executive Officer and Chief Administration Officer. In 2015, 35%–60% of total annual cash target compensation was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage typically varies based upon the nature and scope of each Named Executive Officer's responsibilities.

The table below reflects the percentage of each Named Executive Officer's target total annual cash compensation that was allocated to each of base salary and incentive compensation in 2015 and the

COMPENSATION DISCUSSION AND ANALYSIS

percentage of each Named Executive Officer's actual total annual cash compensation that was allocated to each of base salary and incentive compensation in 2015:

Name	Base Salary % of Target Total Annual Cash Compensation in 2015	Incentive Compensation % of Target Total Annual Cash Compensation in 2015	Base Salary % of Actual Total Annual Cash Compensation in 2015		Incentive Compensation % of Actual Total Annual Cash Compensation in 2015
William B. Shepro	40%	60%	40%		60%
Kevin J. Wilcox	50%	50%	49%		51%
Michelle D. Esterman	60%	40%	56%		44%
Joseph A. Davila	57%	43%	56%	(1)	44%	(1)
Gregory J. Ritts	65%	35%	58%		42%
(1)
"Actual Incentive Compensation" used to calculate percentage includes one-time discretionary cash award of $72,000. Please see the "2015 Annual Incentive Compensation" section of the Compensation Discussion and Analysis for additional information regarding this award.

Our annual incentive-based cash compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer and other executive officers. During the development of the corporate scorecard each year, the Board considers the level of difficulty associated with the attainment of each goal in the scorecard. The intent of the Board is to establish the target goal at a level that is challenging to achieve. For 2015, our corporate scorecard was approved by the Board of Directors at its meeting on February 10, 2015. Certain amendments/exceptions to our corporate scorecard were approved by our Board at subsequent Board of Directors meetings. Typically, these amendment/exceptions reflect business changes that occur during the year where it makes business sense to adjust the goals.

As disclosed in the Company's proxy statement in connection with the Company's 2015 Annual Meeting of Shareholders, the corporate scorecard for 2015 included achieving a consolidated revenue target, achieving business segment specific revenue and pre-tax income targets and achieving an earnings per share target. In addition, the corporate scorecard provided for successful completion of strategic initiatives. We achieved the majority of our revenue targets and, excluding the fourth quarter 2015 non-cash impairment losses described below, the majority of our pre-tax income targets and the earnings per share target. We also achieved or exceeded the majority of the business segment specific revenue and pre-tax income targets and successfully completed many of the 2015 strategic initiatives established to enhance our ability to create long-term corporate and shareholder value. This has positioned the Company for long-term growth across all strategic initiatives.

The incentive award for our Chief Executive Officer is based on: (i) the Company's performance versus the objectives established in the corporate scorecard (80%) and (ii) a performance appraisal (20%). The incentive awards of our other Named Executive Officers are based on: (i) performance within the corporate, business unit or support unit scorecard, as expressly assigned in each executive's scorecard (80%) and (ii) a performance appraisal (20%). Typically, 50% of the total incentive award opportunity for these executives is tied to the achievement of financial objectives.

COMPENSATION DISCUSSION AND ANALYSIS

The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the Company and the importance of the achievement to the success of our corporate strategy. Within each component of the scorecard, there are three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer's level of goal achievement within each component of the scorecard. Generally, achieving the threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the threshold level will generally not entitle the executive to compensation for the associated goal.

The goals and initiatives are further cascaded down through the organization to all of our incentive-eligible employees in their personal scorecards which are tied to performance against goals that are directly linked to corporate profitability and the achievement of our corporate strategic initiatives. The scorecards are communicated to all incentive-eligible employees by the Human Resources department or the employee's immediate supervisor and are available to employees in our performance management tracking system. Performance against such scorecards is generally reviewed with management on a monthly basis through monthly business reviews and after the end of each year. This incentive compensation structure is intended to align the goals of our incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

In the fourth quarter of 2015, we recognized non-cash impairment losses of $71.8 million in our Technology Services segment primarily driven by our current projected Technology Services revenue from Ocwen and investment in technologies provided to Ocwen. These losses are composed of an estimated $55.7 million impairment of goodwill, $11.9 million impairment of intangible assets and $4.1 million impairment of software assets included in premises and equipment.

While evaluating the achievement of goals and resulting incentive compensation levels, the Board and Compensation Committee determined to exclude the impact of the unbudgeted impairment losses rather than reducing incentive compensation for a majority of Corporate and Technology Services employees impacted by the impairment, in recognition of the significant progress made by the leadership team and these employees executing on the Company's strategic initiatives and positioning the Company for long-term growth across our strategic initiatives. The Compensation Committee further determined that the Chief Executive Officer, Chief Administration Officer and Chief Financial Officer should carry some of the burden of the non-cash impairment and reduced their otherwise payable annual incentive-based cash compensation by ten percent (10%). In approving such adjustments, the Compensation Committee reviewed the resulting compensation levels for each of these executive officers against their 2015 fiscal year performance, and determined that their incentive compensation for the 2015 fiscal year appropriately reflects their performance and the significant progress the Company made executing against its strategic initiatives. In addition, in making the decision to approve the adjustments, the Compensation Committee considered that the Board previously approved increases to the earnings goals to reflect unbudgeted material, non-cash gains. For example, management recommended and the Board approved increasing the pre-tax income and earnings per share goals by the amount of gain on the change in the fair value of the Equator earn out liability.

Our corporate scorecard for 2015, as amended, and corresponding achievement levels are detailed below. Percentages indicated in the "Achieved" column represent the achievement against the goal. Strategic

COMPENSATION DISCUSSION AND ANALYSIS

initiatives comprise multiple goals. The percentage achievements indicated against strategic initiatives represent the weighted average achievement against the goals:

2015 Corporate Scorecard Elements
Levels of Achievement
Element		Threshold		Target		Outstanding		Achieved
Achieve Service Revenue Targets:(1)
i.	Altisource Consolidated-Corporate (applicable to the Chief Executive Officer ("CEO"), the Chief Administration Officer ("CAO") and the Chief Financial Officer ("CFO")	i.	$744.9 million	i.	$876.3 million	i.	$1,007.7 million	i.	$940.9 million - 100.0%
ii.	Altisource Consolidated-Support Group (applicable to the General Counsel)	ii.	$786.3 million	ii.	$925.0 million	ii.	$1,063.8 million	ii.	$940.9 million - 100.0%
iii.	Mortgage Services excluding certain Origination Services businesses (applicable to the President, Mortgage Services)	iii.	$545.2 million	iii.	$641.4 million	iii.	$737.6 million	iii.	$655.1 million - 100.0%
Achieve Income Targets:(1)
i.	Altisource Consolidated-Corporate: Diluted Earnings Per Share ("Diluted EPS") (applicable to the CEO, the CAO and the CFO)	i.	$3.79	i.	$4.45	i.	$5.12	i.	5.44(2) - 150.0%
ii.	Altisource Consolidated-Support Group: Income before income taxes ("Pre-tax Income") (applicable to the General Counsel)	ii.	$105.3 million	ii.	$123.9 million	ii.	$142.5 million	ii.	$124.8(2) million - 100.0%
iii.	Mortgage Services excluding certain Origination Services: Pre-tax Income attributable to Altisource (applicable to the President, Mortgage Services)	iii.	$190.9 million	iii.	$224.6 million	iii.	$258.3 million	iii.	$210.0 million - 50.0%
Successfully complete the key Strategic Initiatives of the Company		See Strategic Initiatives below		See Strategic Initiatives below		See Strategic Initiatives below		See Strategic Initiatives below
(1)
The business segment goals are established such that the sum of all segment goals is higher than the corresponding goal at the Altisource consolidated-support group level which in turn is higher than the corresponding goal at the Altisource consolidated-corporate level.

(2)
Actual achievement has been adjusted to exclude the impact of non-cash impairment losses in our Technology Services segment. Please see the "2015 Annual Incentive Compensation" section of the Compensation Discussion and Analysis for additional information regarding this exclusion.

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Initiatives
Levels of Achievement
Element	Threshold	Target	Outstanding	Achieved
1. Support customer's operational objectives	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO - 127.3%, CFO - 150.0%
2. Grow our Origination Solutions business	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO and CAO - 0%, President, MS - 15.0%
3. Grow our Servicer Solutions business	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO - 62.5%, President, MS - 65.0%
4. Grow Owners.com, our consumer real estate offering	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO - 22.2%, President, MS - 25.0%
5. Achieve REALAnalytics, REALDoc and marketplace product initiatives	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO - 75.0%
6. Grow our Real Estate Investor Solutions business	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO - 0%, President, MS - 100.0%
7. Continue to enhance our compliance management system	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO, CAO, President, MS and General Counsel - 150.0%, CFO - 111.9%
8. Achieve operations and cost savings initiatives	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	CEO and CAO - 100.0%, CFO - 114.7%(1), General Counsel - 145.5%
(1)
Actual achievement of a component of this goal applicable to the CFO has been adjusted to exclude the impact of non-cash impairment losses in our Technology Services segment. Please see the "2015 Annual Incentive Compensation" section of the Compensation Discussion and Analysis for additional information regarding this exclusion.

COMPENSATION DISCUSSION AND ANALYSIS

The 2015 personal scorecards for our Chief Executive Officer and other Named Executive Officers and their corresponding levels of achievement are as follows:

			Levels of Achievement
		2015 Scorecard Elements
Name	%		Threshold	Target	Outstanding	Achieved
William B. Shepro	20%	Achieve Altisource Consolidated- Corporate Service Revenue Target	$744.9 million	$876.3 million	$1,007.7 million	$940.9 million
	30%	Achieve Diluted EPS Target	$3.79	$4.45	$5.12	$5.44(1)
	30%	Successfully complete the key strategic initiatives of the Company	Weighted Average of 60% for Strategic Initiatives 1,2,3,4,5,6,7,8	Weighted Average of 80% for Strategic Initiatives 1,2,3,4,5,6,7,8	Weighted Average of 100% for Strategic Initiatives 1,2,3,4,5,6,7,8	50.0% of Target
Kevin J. Wilcox	20%	Achieve Altisource Consolidated- Corporate Service Revenue Target	$744.9 million	$876.3 million	$1,007.7 million	$940.9 million
	30%	Achieve Diluted EPS Target	$3.79	$4.45	$5.12	$5.44(1)
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 2,7,8	See Strategic Initiatives 2,7,8	See Strategic Initiatives 2,7,8	62.5% of Target
Michelle D. Esterman	20%	Achieve Altisource Consolidated- Corporate Service Revenue Target	$744.9 million	$876.3 million	$1,007.7 million	$940.9 million
	30%	Achieve Diluted EPS Target	$3.79	$4.45	$5.12	$5.44(1)
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 1,7,8	See Strategic Initiatives 1,7,8	See Strategic Initiatives 1,7,8	116.7% of Target
(1)
Actual achievement has been adjusted to exclude the impact of non-cash impairment losses in our Technology Services segment. Please see the "2015 Annual Incentive Compensation" section of the Compensation Discussion and Analysis for additional information regarding this exclusion.

COMPENSATION DISCUSSION AND ANALYSIS

Levels of Achievement
2015 Scorecard Elements
Name	%		Threshold	Target	Outstanding	Achieved
Joseph A. Davila	20%	Achieve Service Revenue Target for Mortgage Services excluding certain Origination Services	$545.2 million	$641.4 million	$737.6 million	$655.1 million
	30%	Achieve Pre-tax Income Target attributable to Altisource for Mortgage Services excluding certain Origination Services	$190.9 million	$224.6 million	$258.3 million	$210.0 million
	30%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 2,3,4,6,7	See Strategic Initiatives 2,3,4,6,7	See Strategic Initiatives 2,3,4,6,7	70.0% of Target
Gregory J. Ritts	10%	Achieve Altisource Consolidated Support Group Service Revenue Target	$786.3 million	$925.0 million	$1,063.8 million	$940.9 million
	10%	Achieve Altisource Consolidated Support Group Pre-tax Income Target	$105.3 million	$123.9 million	$142.5 million	$124.8(1) million
	60%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 7,8	See Strategic Initiatives 7,8	See Strategic Initiatives 7,8	145.8% of Target
(1)
Actual achievement has been adjusted to exclude the impact of non-cash impairment losses in our Technology Services segment. Please see the "2015 Annual Incentive Compensation" section of the Compensation Discussion and Analysis for additional information regarding this exclusion.

As noted above, 20% of the incentive compensation for the Chief Executive Officer and other Named Executive Officers is determined by their performance appraisal for the service year. Each of our Named Executive Officers performs a self-assessment as to his or her performance against his or her goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his own observations, to deliver a written performance appraisal for each of the other executive officers. These performance appraisals rate performance based on objective criteria related to two key factors: (i) the executive's ability to improve and develop their organization throughout the year and (ii) the executive's strategic contributions to the Company.

The Chief Executive Officer's scorecard performance and personal performance appraisal are determined by the Compensation Committee taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration Officer, presents the personal scorecard performance and the performance appraisal scores to the Compensation Committee and makes recommendations as to the

COMPENSATION DISCUSSION AND ANALYSIS

incentive compensation for each executive officer (except for the Chief Administration Officer, whose performance is reviewed without the presence of such executive). The Compensation Committee evaluates the recommendations in light of the Company's overall performance and the executive's business unit or support unit's performance and makes the final compensation award determinations for each executive. In instances where the Compensation Committee believes an executive's scorecard performance does not result in an incentive compensation amount that is reflective of the executive's efforts and accomplishments, the Compensation Committee may award such executive a one-time cash award to properly align his or her incentive award with his efforts and accomplishments during the period. A one-time discretionary cash award of $72,000 was made to Mr. Davila, President, Mortgage Services to reflect his efforts and accomplishments leading our Mortgage Services business segment and diversifying our revenue.

Annual incentive compensation is paid to our executives and other incentive-eligible employees following such determinations. For 2015, incentive compensation was awarded accordingly.

Incentive compensation is set in U.S. dollars and, at the executive's discretion, may be paid in U.S. dollars or in euros converted from U.S. dollars at the exchange rate in effect as of the date of payment. Please see the Summary Compensation Table under "Executive Compensation" for the actual amounts awarded for 2015.

2016 Annual Incentive Compensation.    The Company's 2016 key performance indicators have been developed and the corporate scorecard was approved by the Board of Directors at its meeting on November 6, 2015. On February 11, 2016, the Board of Directors approved certain amendments/exceptions to the corporate scorecard and the Compensation Committee approved the annual incentive components for the Chief Executive Officer and other executives for 2016.

The corporate scorecard for 2016 includes achieving an overall service revenue target, achieving business segment specific service revenue and pre-tax income targets and achieving an adjusted earnings per share target. In addition, the corporate scorecard provides for successful completion of strategic initiatives established to enhance long-term corporate and shareholder value.

The 2016 corporate strategic initiatives relate to:

  •
  Supporting customer's operational objectives
  •
  Growing our Servicer Solutions business
  •
  Growing our Origination Solutions business
  •
  Growing Owners.com, our consumer real estate offering
  •
  Growing our Real Estate Investor Solutions business
  •
  Launching the REALAnalytics, REALDoc and marketplace products
  •
  Continuing to enhance our compliance management system
  •
  Achieving operations and cost savings initiatives

Relocation and Foreign Living Allowances.    Since we are a Luxembourg company, each of our Named Executive Officers is based in our corporate headquarters in Luxembourg. This is consistent with our view that daily interaction of our leadership team at our headquarters helps us to efficiently develop and execute our strategic initiatives. Often the executive talent we seek to attract to Luxembourg is based in the United States. To attract and appropriately incent our Named Executive Officers, we provide each with certain relocation and foreign living allowances that the Committee believes are reasonable and consistent with our overall compensation philosophy to attract and retain superior employees for key positions requiring relocation. Please see the Summary Compensation Table under the "Executive Compensation" section below for additional details.

COMPENSATION DISCUSSION AND ANALYSIS

Setting Compensation Levels

We believe our executive compensation programs are effectively designed, are working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2015, our Compensation Committee considered the overwhelming shareholder support that the "Say-on-Pay" proposal received at our May 21, 2014 Annual Meeting of Shareholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future. The next "Say-on-Pay" vote will be held at our 2017 Annual Meeting of Shareholders.

From time to time, the Company conducts benchmarking on Chief Executive Officer and other Named Executive Officer compensation among peer companies of comparable size, industry, location and similar attributes that may compete with Altisource for qualified management talent. In 2015, our Compensation Committee reviewed the compensation levels for the Chief Financial Officer. The Committee reviewed the analyses by the human resources function to help identify the competitive positioning of our pay practices. All information was obtained from publicly available proxy disclosures and included base salary, annual incentive compensation and long-term incentive compensation. Please see "Role of Compensation Consultant" for information on the peer group companies the Compensation Committee used in its analysis.

The Compensation Committee believes this peer group benchmarking methodology provides a fair representation of the competitive arena for executive talent and is an effective approach for setting compensation levels to ensure that the Company's pay practices allow it to attract and retain executive employees of the highest quality. The Committee also considered other relevant factors, such as the Named Executive Officers' performance, additional responsibility taken up by the Named Executive Officers, their retention and other relevant factors.

Compensation Increases for Certain Named Executive Officers

Based on the benchmarking analyses, performance, retention and/or other relevant considerations, in 2015, the Compensation Committee reviewed recommendations and determined appropriate base salary and annual incentive compensation targets for certain of the Company's Named Executive Officers.

Effective March 1, 2015, the annual base salary for Ms. Esterman was increased from $395,000 to $420,000 based on benchmarking analyses and the value of her expected performance going forward. The Compensation Committee determined that the ratio of the incentive compensation to the total compensation should remain substantially the same. Her incentive compensation target was therefore increased from $255,000 to $280,000 effective March 1, 2015.

As disclosed in the Company's proxy statement in connection with the Company's 2015 Annual Meeting of Shareholders, the annual base salary for Mr. Davila was increased from $375,000 to $395,863 effective February 1, 2015. His incentive compensation target remained unchanged.

Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros. Please see the Summary Compensation Table under "Executive Compensation" for additional information.

Equity Incentive Plan

The Compensation Committee administers the 2009 Equity Incentive Plan, which was approved by our shareholders in 2009. The purpose of the 2009 Equity Incentive Plan is to provide additional incentives to key employees to make extraordinary contributions to the Company, to assist with the retention of key employees and to align the interests of our employees with the interests of our shareholders. The 2009 Equity Incentive Plan authorizes the award of restricted shares, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options awarded under the 2009 Equity Incentive Plan may be either "incentive stock options" as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended, or nonqualified stock options, as determined by the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Each award granted under the 2009 Equity Incentive Plan is evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future awards.

In most cases, equity awards are provided in the form of stock option grants, with 75% of the granted stock options beginning to vest only if the stock price is double or triple the exercise price as further detailed below. Our Compensation Committee uses stock options as our primary long-term incentive vehicle because stock options align the interests of executives with those of our shareholders, foster employee share ownership, support a pay-for-performance culture and focus the executive team on increasing value for our shareholders. In addition, stock option grants generally vest over a three- to five-year period following the grant date or the achievement of performance criteria for retention purposes.

Stock option grants are generally made to executive officers upon joining the Company and, from time to time thereafter, following a significant change in job responsibilities, following the accomplishment of vesting performance hurdles for prior grants, to meet other special retention objectives or for other reasons our Compensation Committee deems appropriate. The Compensation Committee reviews and approves stock option awards to executive officers based upon its assessment of the individual's position, scope of responsibility, ability to affect profits and shareholder value, individual performance, a review of the executive's existing long-term incentives, retention considerations and the value of stock options in relation to other elements of the individual executive's total compensation.

In line with the objectives of our compensation philosophy, Ms. Esterman received 25,000 stock options on February 10, 2015. The vesting schedule for these options has a service-based component, in which 25% of the options vest in equal increments over four years, and a market-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining 75% vesting over the next three years. Two-thirds of the market-based options would commence vesting if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the market-based options would commence vesting if the stock price realizes a 25% compounded annual gain, so long as it is at least triple the exercise price.

The Company's other share-based and similar types of awards consist of restricted shares, issued under our 2009 Equity Incentive Plan, and Equity Appreciation Rights ("EARs").

The restricted shares are service-based awards that generally vest over three or four years after the grant of the award with either annual cliff vesting, vesting of all of the restricted shares at the end of the vesting period or vesting beginning after two years of service.

The Company's subsidiary, Altisource Solutions S.à r.l., has established EAR plans for three divisions: Consumer Analytics, Document Solutions and Marketplace Solutions. EARs provide participating employees of certain divisions of the Company with the potential to receive a percentage of the increase in the value of the applicable division during the term of the EARs. These EAR plans allow for the issuance of EARs representing up to 15% of these divisions. The EARs consist of service-based awards and performance-based awards. Service-based EARs generally vest in equal installments on the first, second, third and fourth anniversaries of the grant date. Performance-based EARs generally begin to vest on the date certain performance criteria are achieved by the applicable division of the Company. Generally, 25% of these EARs are service-based and 75% of these EARs are performance-based.

The participating employee will have the opportunity at certain times specified in the award agreement to exercise EARs that have vested and in exchange will receive share equivalency units, the number of which will be based on the increase in value of the division and the amount of EARs awarded to the participating

COMPENSATION DISCUSSION AND ANALYSIS

employee. At Altisource's option, the share equivalency units may be redeemed for cash, shares of the Company's common stock pursuant to our 2009 Equity Incentive Plan, a subordinated note payable or, under certain circumstances where the division has been converted into a company form, shares of that company.

Award agreements applicable to restricted shares, stock option and EAR grants include a covenant to maintain our confidential information. In addition, the award recipient is generally bound by non-competition and non-solicitation covenants for a minimum period of two (2) years following the end of his or her employment with the Company.

Retention and Long-term Incentive Awards

On April 15, 2015, the Compensation Committee approved retention and long-term incentive awards to provide for equity (restricted shares and stock options) and, in some instances, future cash awards to our Chief Executive Officer and other Named Executive Officers.

The awards were intended to assist in the retention of these executives, while providing a long-term incentive for the implementation of the Company's strategic initiatives to grow and diversify the revenue base and create long-term shareholder value. Awards of service-based restricted share and cash awards were designed to address the Company's retention needs, while the stock options were designed to provide participants with greater long term incentive opportunity based on the appreciation in the value of the stock price.

Cash and equity awards were made to our Chief Executive Officer and other Named Executive Officers, as set forth below:

Officer	Target Cash Awards	Restricted Shares	Stock Options(1)
William B. Shepro Chief Executive Officer	$1,500,000	56,600	52,400
Kevin J. Wilcox, Chief Administration Officer	$750,000	20,500	19,000
Michelle D. Esterman, Chief Financial Officer	$500,000	14,500	13,400
Joseph A. Davila, President, Mortgage Services	—	5,600	7,800
Gregory J. Ritts, General Counsel	—	5,600	7,800
(1)
The exercise price for the stock options was $18.79, the closing price of our common stock on the April 15, 2015 grant date.

The target cash awards will be payable on March 31, 2017, subject to the executive officer's continued employment on that date. In the event that a corporate restructuring or a change of control transaction (a "Transaction") takes place, payment of the target cash awards will be accelerated to the six month anniversary of such Transaction. If the Transaction (i) had taken place on or before six months after April 15, 2015, the target cash award payout would have been at 50% of the target cash award amount and the remainder would have been forfeited, (ii) takes place between six and 18 months after April 15, 2015, the target cash award payout will equal 75% of the target cash award amount and the remainder will be forfeited and (iii) takes place more than 18 months after April 15, 2015, the target cash award payout will equal 100% of the target cash award amount.

The restricted share awards are scheduled to vest in three annual installments on the second, third and fourth anniversaries of the April 15, 2015 grant date (i.e., April 15, 2016, April 15, 2018 and April 15,

COMPENSATION DISCUSSION AND ANALYSIS

2019). In the event of a Transaction (i) on or before six months after April 15, 2015, 50% of the restricted share award would have vested and the remainder would have been forfeited, (ii) between six and 18 months after April 15, 2015, 75% of the restricted share award will vest and the remainder will be forfeited and (iii) any time more than 18 months from April 15, 2015, 100% of the restricted share award will vest.

The stock option awards are scheduled to vest in three annual installments on the first, second and third anniversaries of the grant date. In the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock option's intrinsic value or allow them to remain in place.

On February 11, 2016, the Compensation Committee delegated authority to the Chief Executive Officer and the Chief Administration Officer to approve awards of up to 5,000 stock options for new hires (other than hires of executive officers) in 2016, with an exercise price of up to $50 per share, for an aggregate amount of options granted pursuant to such delegation of up to 75,000 stock options.

Stock Ownership Policies

Although we do not have stock ownership requirements, our philosophy is that equity ownership by our Directors and executives is important to attract, motivate, retain and align their interests with the interests of our shareholders. The Compensation Committee believes that the Company's equity incentive plan is adequate to achieve this philosophy. We also maintain a management directive detailing our trading window period policy for Directors, executive officers and other employees and our insider trading policy.

Other Compensation

The Compensation Committee's policy with respect to employee benefit plans is to provide benefits to our employees, including our Named Executive Officers, that are comparable to benefits offered by companies of a similar size and circumstance to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Consistent with this policy, on February 10, 2015, our Compensation Committee approved a benefits program to provide life insurance and disability benefits to all Luxembourg employees, including our Named Executive Officers.

Potential Payments upon Termination or Change of Control

Below is a description of the amounts payable to each Named Executive Officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2015. Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As noted above, our Chief Executive Officer and other Named Executive Officers have entered into employment agreements with the Company. Under these agreements, if employment is terminated by the executive officer's retirement or disability, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States. If the Company terminates the employment of the executive officer other than for "Cause" ("motifs graves") and, in some instances, where employment is terminated for "good reason" by the executive officer (as defined in the applicable employment agreement), the Company shall make a cash payment of between four (4) and twelve (12) months' base salary in addition to certain notice and redundancy payments required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. In the case of the Chief Executive Officer and Chief Administration Officer, the Company shall pay at least one (1) year's target incentive compensation in such instance. Additionally, in the event that the Company terminates the employment of such executive officers other than for "Cause" after October 1 of the service year and before incentives are paid for the prior service year, these executive officers will be entitled to receive incentive compensation for such service year. In these instances, the Company will also pay all standard relocation costs to relocate the executive officer to the United States. If an executive officer is terminated by the Company for "Cause," the Company may terminate without notice

COMPENSATION DISCUSSION AND ANALYSIS

and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

As part of the Company's grant of retention and long-term incentive awards on April 15, 2015, our Chief Executive Officer, Chief Administration Officer and Chief Financial Officer received cash awards that are payable on March 31, 2017, subject to the executive's continued employment on that date. Pursuant to the terms of the applicable cash award agreements, if the executive's employment is terminated by the Company without "Cause," as defined by the applicable award agreement, prior to March 31, 2017, the cash award shall be paid within thirty days of the date of such termination of employment. In addition, in the event that a Transaction takes place, payment of the target cash awards will be accelerated to the six month anniversary of such Transaction with the payout percentage depending on the date of the Transaction as outlined above.

As previously noted, all Named Executive Officers have stock options and restricted shares granted pursuant to the 2009 Equity Incentive Plan.

With respect to stock options, in most cases, upon termination of a Named Executive Officer's employment other than for "Cause," as defined by the applicable stock option agreement, or by reason of resignation, the executive officer will be entitled to retain any vested portion of prior awards granted and any unvested market-based options where the vesting hurdles have already been achieved. In addition, certain of the stock option agreements provide for accelerated vesting of service-based options as described below. In most cases, the executive officer's right to retain any options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years. Upon termination of employment for "Cause," all vested and unvested stock options awarded pursuant to such agreement will be forfeited.

As noted above, certain of the stock option agreements provide for accelerated vesting. Typically, upon a Named Executive Officer's death, disability, retirement or, in some instances, resignation for "Good Reason" (as defined in the applicable stock option agreement), all service-based options will immediately vest; provided however that, in most cases, the executive officer's right to the acceleration of options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years. Additionally, pursuant to certain of these agreements, if there is a Transaction, the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options. Under the terms of the stock option awards granted on April 15, 2015, in the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock option's intrinsic value or allow them to remain in place.

Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise vested stock options pursuant to our stock option agreements.

Under the terms of the awards of restricted shares granted to our Named Executive Officers on April 15, 2015, if the Company terminates the executive officer's employment for reasons other than "Cause," as defined by the applicable award agreement, and no Transaction has occurred, any unvested restricted shares will vest within thirty (30) days of such termination. If the executive officer's employment is terminated due to death or disability, all unvested restricted shares shall immediately vest, subject to the requirement that the executive officer has been employed with the Company for a period of at least two (2) years on the date of death or disability. If the executive officer voluntarily resigns or his or her employment is terminated for "Cause," any unvested restricted shares will be forfeited. In the event of a Transaction, a portion of the restricted shares will vest. The percentage of shares vesting in the event of a Transaction will depend on the date of the Transaction as outlined above.

Except as specified above, any portion of an equity award not vested will generally be forfeited unless alternate arrangements are made at the discretion of the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to all employees (including any such benefits mandated by Luxembourg law), that each of our Named Executive Officers would have received if their employment had been terminated on December 31, 2015 under each of the circumstances described below.

	William B. Shepro		Kevin J. Wilcox		Michelle D. Esterman		Joseph A. Davila		Gregory J. Ritts
Death
Accelerated vesting of options and restricted shares	$2,046,694	(1)	$741,485	(1)	$561,113	(2)	$226,092	(1)	$226,092	(1)
Disability
Accelerated vesting of options and restricted shares	$2,046,694	(1)	$741,485	(1)	$561,113	(2)	$226,092	(1)	$226,092	(1)
Retirement by the named executive officer
Accelerated vesting of options	$472,648	(1)	$171,380	(1)	$157,868	(2)	$70,356	(1)	$70,356	(1)
Termination by the Company other than for "Cause"
Severance payment	$780,000	(3)	$450,000	(3)	$140,000	(4)	$131,954	(4)	$141,667	(4)
Accelerated payment of cash award(5)	$1,500,000		$750,000		$500,000		-		-
Incentive compensation	$2,328,300	(6)	$910,688	(6)	-		-		-
Accelerated vesting of restricted shares	$1,574,046		$570,105		$403,245		$155,736		$155,736
Termination by the named executive officer for "Good Reason" with ninety (90) days' notice, and failure by the Company to correct such "Good Reason" within ninety (90) days
Severance payment	$780,000	(3)	$450,000	(3)	-		-		-
Incentive compensation	$2,328,300	(6)	$910,688	(6)	-		-		-
Change of Control
Accelerated payment of cash award(7)	$1,125,000		$562,500		$375,000		-		-
Accelerated vesting of options and restricted shares	$1,574,046	(8)	$570,105	(8)	$551,245	(9)	$155,736	(8)	$155,736	(8)
(1)
Represents amounts that would have been received in connection with the accelerated vesting of Altisource restricted shares and/or service-based options upon the occurrence of death, disability or retirement. For Mr. Ritts, the amount assumes the Compensation Committee authorizes accelerated vesting of stock options despite having less than two (2) years of service (for death or disability) or three (3) years of service (for retirement) as of December 31, 2015.

(2)
Represents amounts that would have been received in connection with the accelerated vesting of Altisource restricted shares and/or service-based options upon the occurrence of death, disability or retirement. Additionally, upon the occurrence of such an event, Ms. Esterman would receive $11,450, based on the accelerated vesting of Altisource Asset Management Corporation ("AAMC") and Altisource Residential Corporation ("Residential") service-based options received in connection with the spin-off transactions completed on December 21, 2012.

(3)
Represents one (1) year of base salary as provided under the executive's employment agreement.

(4)
Represents four (4) months' base salary as provided under the executive's employment agreement, the receipt of which is contingent upon the executive's execution of a Separation Agreement with the Company.

(5)
Represents amounts that would have been received upon the termination by the Company of the executive officers' employment other than for "Cause" pursuant to the executive's Cash Award Agreement dated April 15, 2015.

(6)
Represents one (1) year of target incentive compensation, plus actual incentive compensation that would have been earned for the 2015 service year. Pursuant to their employment agreements, Messrs. Shepro and Wilcox are

COMPENSATION DISCUSSION AND ANALYSIS

  only entitled to receive actual incentive compensation earned in the event employment is terminated after October for the service year and before incentives are paid for such service year.

(7)
Represents amounts that would have been received upon occurrence of a Transaction pursuant to the executive's Cash Award Agreement dated April 15, 2015.

(8)
Represents amounts that would have been received in connection with the accelerated vesting of all Altisource restricted shares and options in the event the Compensation Committee authorizes the accelerated vesting of all options following a change of control or a restructuring.

(9)
Represents amounts that would have been received in connection with the accelerated vesting of all Altisource restricted shares and options in the event the Compensation Committee authorizes the accelerated vesting of all options following a change of control or a restructuring. Additionally, in such event, Ms. Esterman would receive $18,216, based on the accelerated vesting of AAMC and Residential options received in connection with the spin-off transactions completed on December 21, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 26 through 43 of this proxy statement with management.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Timo Vättö, Chairman W. Michael Linn, Director Roland Müller-Ineichen, Director
April [ ], 2016

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation of our Named Executive Officers for fiscal years 2013, 2014 and 2015.

Name and Principal Position	Year	Salary(1)		Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
William B. Shepro	2013	$543,375		-		-	-	$1,018,828		$329,781		$1,891,984
Chief Executive	2014	$685,625		-		-	-	$1,079,859		$477,103		$2,242,587
Officer	2015	$780,000	(6)	-		$1,044,270	$524,689	$1,158,300	(7)(8)	$1,253,780	(9)	$4,761,039
Kevin J. Wilcox	2013	$427,656		-		-	-	$545,262		$171,729		$1,144,647
Chief Administration	2014	$444,010		-		-	-	$489,521		$378,432		$1,311,963
Officer	2015	$450,000	(10)	-		$378,225	$190,250	$460,688	(8)	$294,894	(11)	$1,774,057
Michelle D. Esterman	2013	$311,619		-		-	-	$269,938		$73,153		$654,710
Chief Financial Officer	2014	$364,948		-		-	-	$250,277		$51,234		$666,459
	2015	$415,833	(12)	-		$267,525	$423,141	$322,725	(8)	$169,232	(13)	$1,598,456
Joseph A. Davila	2013	-		-		-	-	-		-		-
President, Mortgage	2014	$365,521		-		-	$730,306	$287,676		$66,266		$1,449,769
Services(14)	2015	$394,124	(15)	$72,000	(16)	$103,320	$78,103	$243,000		$134,345	(17)	$1,024,892
Gregory J. Ritts	2013	-		-		-	-	-		-		-
General Counsel(18)	2014	-		-		-	-	-		-		-
	2015	$425,000	(19)	-		$103,320	$78,103	$309,375		$135,673	(20)	$1,051,471
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the restricted share awards granted on April 15, 2015. The value was determined by using the weighted average expense per award multiplied by the shares granted, as per the grant date.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We estimated the grant date fair value of stock option awards in 2015 using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-Based Awards - Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2013	-	-	-	-	-
2014	38% 40%	- -	$105.11 $72.78	1.80% 1.86%	6.25 6.25
2015	55% 57%	- -	$21.89 $18.79	1.67% 1.50%	6.25 6.00

Market-Based Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2013	-	-	-	-	-
2014	40%	-	$72.78	0.04% - 2.38%	4.36 - 5.51
2015	55% 57%	- -	$21.89 $18.79	0.02% - 2.01% 0.02% - 1.91%	4.45 - 4.92 4.10 - 4.41

EXECUTIVE COMPENSATION
(4)
Consists of the cash portion of annual incentive compensation related to performance measures satisfied in the year indicated and awarded in the first quarter of the following year.

(5)
Consists of contributions paid by Altisource to each Named Executive Officer for housing allowances, personal use of company car(s), settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related allowances as detailed below.

(6)
Mr. Shepro's base salary is set in U.S. dollars and paid in euros. From January 1, 2015 through April 30, 2015, his base salary was converted to euros using an exchange rate of 0.74139 euros to the U.S. dollar, the agreed upon exchange rate at the time of his relocation to Luxembourg. From May 1, 2015 through December 31, 2015, his base salary was paid in euros using an exchange rate of 0.83 euros to the U.S. dollar following an adjustment of the exchange rates for all of our Named Executive Officers to address the significant and expected long-term strengthening of the U.S. dollar relative to the euro. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(7)
Mr. Shepro's incentive compensation for 2015 was paid in euros. For purposes of the table, his incentive compensation was converted to U.S. dollars at an exchange rate of 0.9093 euros to the U.S. dollar, the exchange rate on the date of payment.

(8)
Payout reflects a ten percent (10%) reduction in connection with the non-cash impairment losses in our Technology Services segment. Please see the "2015 Annual Incentive Compensation" section of the Compensation Discussion and Analysis for additional information regarding this reduction.

(9)
Includes $118,232 for housing allowance, $11,968 for personal use of two company cars, $72,710 for education allowance, $19,751 for goods and services allowance, $12,674 for travel allowance, $28,162 for medical benefits, $981,233 for tax normalization allowances for 2013 and 2014 earnings, and $9,050 for tax preparation services. Mr. Shepro's other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2015, 0.901 euros to the U.S. dollar.

(10)
Mr. Wilcox's base salary is set in U.S. dollars and paid in euros. From January 1, 2015 through April 30, 2015, his base salary was converted to euros using an exchange rate of 0.74139 euros to the U.S. dollar, the agreed upon exchange rate at the time of his relocation to Luxembourg. From May 1, 2015 through December 31, 2015, his base salary was paid in euros using an exchange rate of 0.83 euros to the U.S. dollar following an adjustment of the exchange rates for all of our Named Executive Officers to address the significant and expected long-term strengthening of the U.S. dollar relative to the euro. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(11)
Includes $117,899 for housing allowance, $2,851 for personal use of a company car, $19,751 for goods and services allowance, $15,111 for travel allowance, $9,134 for medical benefits, $121,098 for tax normalization allowances for 2013 and 2014 earnings, and $9,050 for tax preparation services. Mr. Wilcox's other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2015, 0.901 euros to the U.S. dollar.

(12)
Ms. Esterman's annual base salary was $395,000 from January 1, 2015 through February 28, 2015 and $420,000 from March 1, 2015 through December 31, 2015. Ms. Esterman's base salary is set in U.S. dollars and paid in euros. From January 1, 2015 through April 30, 2015, her base salary was converted to euros using an exchange rate of 0.748 euros to the U.S. dollar, the agreed upon exchange rate at the time of her relocation to Luxembourg. From May 1, 2015 through December 31, 2015, her base salary was paid in euros using an exchange rate of 0.83 euros to the U.S. dollar following an adjustment of the exchange rates for all of our Named Executive Officers to address the significant and expected long-term strengthening of the U.S. dollar relative to the euro. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(13)
Includes $26,640 for housing allowance, $4,888 for personal use of a company car, $10,989 for education allowance, $17,529 for travel allowance, $99,386 for tax equalization allowance for 2013 earnings, and $9,800 for tax preparation services. Ms. Esterman's other compensation is paid in euros. For purposes of the table, her other compensation is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2015, 0.901 euros to the U.S. dollar.

(14)
Information for 2013 is not provided for Mr. Davila because he was not determined to satisfy the definition of "executive officer" for purposes of Rule 16a-1(f) under the Exchange Act until May 21, 2014.

EXECUTIVE COMPENSATION
(15)
Mr. Davila's annual base salary was $375,000 from January 1, 2015 through January 30, 2015 and $395,863 from February 1, 2015 through December 31, 2015. Mr. Davila's base salary is set in U.S. dollars and paid in euros. From January 1, 2015 through April 30, 2015, his base salary was converted to euros using an exchange rate of 0.701 euros to the U.S. dollar, the agreed upon exchange rate at the time of his relocation to Luxembourg. From May 1, 2015 through December 31, 2015, his base salary was paid in euros using an exchange rate of 0.786 euros to the U.S. dollar following an adjustment of the exchange rates for all of our Named Executive Officers to address the significant and expected long-term strengthening of the U.S. dollar relative to the euro. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(16)
Represents a one-time discretionary award to reflect Mr. Davila's efforts and accomplishments in leading our Mortgage Services business segment and diversifying our revenue.

(17)
Includes $24,420 for housing allowance, $40,164 for education allowance, $8,231 for travel allowance, $56,087 for tax equalization allowance for 2013 earnings, and $5,443 for tax preparation services. Mr. Davila's other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2015, 0.901 euros to the U.S. dollar.

(18)
Information for 2013 and 2014 is not provided for Mr. Ritts because he joined the Company on October 1, 2014 and was therefore not determined to be an "executive officer" for purposes of Rule 16a-1(f) under the Exchange Act until that date.

(19)
Mr. Ritts' base salary is set in U.S. dollars and paid in euros. From January 1, 2015 through April 30, 2015, his base salary was converted to euros using an exchange rate of 0.73 euros to the U.S. dollar, the agreed upon exchange rate at the time of his relocation to Luxembourg. From May 1, 2015 through December 31, 2015, his base salary was paid in euros using an exchange rate of 0.80 euros to the U.S. dollar following an adjustment of the exchange rates for all of our Named Executive Officers to address the significant and expected long-term strengthening of the U.S. dollar relative to the euro. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(20)
Includes $72,594 for housing allowance, $58,608 for education allowance and $4,471 for tax preparation services. Mr. Ritts' other compensation is paid in euros. For purposes of the table, his other compensation is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2015, 0.901 euros to the U.S. dollar.

For more information about the elements of compensation paid to our Named Executive Officers, see "Compensation Discussion and Analysis" above.

EXECUTIVE COMPENSATION

Grants of Plan Based Awards for 2015

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation and our 2009 Equity Incentive Plan by the individuals named in the Summary Compensation Table.

						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards
								Exercise or Base Price of Option Awards
Name	Grant Date		Threshold	Target	Maximum
William B. Shepro	-		$585,000	$1,170,000	$1,755,000	-	-	-	-
	4/15/15	(2)	-	-	-	56,600	-	-	$1,044,270
	4/15/15	(3)	-	-	-	-	52,400	$18.79	$524,689
Kevin J. Wilcox	-		$225,000	$450,000	$675,000	-	-	-	-
	4/15/15	(2)	-	-	-	20,500	-	-	$378,225
	4/15/15	(3)	-	-	-	-	19,000	$18.79	$190,250
Michelle D. Esterman	-		$140,000	$280,000	$420,000	-	-	-	-
	2/10/15	(4)	-	-	-	-	25,000	$21.89	$288,965
	4/15/15	(2)	-	-	-	14,500	-	-	$267,525
	4/15/15	(3)	-	-	-	-	13,400	$18.79	$134,176
Joseph A. Davila	-		$150,000	$300,000	$450,000	-	-	-	-
	4/15/15	(2)	-	-	-	5,600	-	-	$103,320
	4/15/15	(3)	-	-	-	-	7,800	$18.79	$78,103
Gregory J. Ritts	-		$112,500	$225,000	$337,500	-	-	-	-
	4/15/15	(2)	-	-	-	5,600	-	-	-
	4/15/15	(3)	-	-	-	-	7,800	$18.79	$78,103
(1)
These amounts represent the possible non-equity compensation that may have been earned by each respective executive officer in 2015 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis.

(2)
Granted pursuant to our 2009 Equity Incentive Plan. The restricted share awards are scheduled to vest in three annual installments on the second, third and fourth anniversaries of the grant date. In the event that a Transaction (i) had taken place on or before six months after April 15, 2015, 50% of the restricted share award would have vested and the remainder would have been forfeited, (ii) takes place between six and 18 months after April 15, 2015, 75% of the restricted share award will vest and the remainder will be forfeited and (iii) takes place any time more than 18 months from April 15, 2015, 100% of the restricted share award will vest.

(3)
Granted pursuant to our 2009 Equity Incentive Plan. The options are scheduled to vest in three equal annual installments on the first, second and third anniversaries of the grant date. In the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock option's intrinsic value or allow them remain in place.

(4)
Granted pursuant to our 2009 Equity Incentive Plan. The vesting schedule for these options has a service-based component, in which 25% of the options vest in equal increments over four years, and a market-based component, in which up to 75% of the options could vest in equal increments, with 25% vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining 75% vesting over the next three years. Two-thirds of the market-based options would commence vesting if the stock price realizes a compounded annual gain of at least 20% over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the market-based options would commence vesting if the stock price realizes a 25% compounded annual gain, so long as it is at least triple the exercise price.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2015 for the individuals named in the Summary Compensation Table.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested
William B. Shepro(5)	68,751	-		-		$9.14	7/14/2018	-		-
	137,500	-		-		$9.14	7/14/2018	-		-
	68,750	-		-		$9.14	7/14/2018	-		-
	60,000	-		-		$23.80	5/19/2020	-		-
	120,000	-		-		$23.80	5/19/2020	-		-
	60,000	-		-		$23.80	5/19/2020	-		-
	-	52,400	(6)	-		$18.79	4/15/2025	-		-
	-	-		-		-	-	56,600	(7)	$1,574,046
Kevin J. Wilcox(5)	8,130	-		-		$13.58	5/10/2017	-		-
	51,667	-		-		$9.14	7/14/2018	-		-
	103,334	-		-		$9.14	7/14/2018	-		-
	51,667	-		-		$9.14	7/14/2018	-		-
	30,000	-		-		$23.80	5/19/2020	-		-
	60,000	-		-		$23.80	5/19/2020	-		-
	30,000	-		-		$23.80	5/19/2020	-		-
	-	19,000	(6)	-		$18.79	4/15/2025	-		-
	-	-		-		-	-	20,500	(7)	$570,105
Michelle D. Esterman(5)	10,969	3,656	(8)	-		$60.76	3/12/2022	-		-
	29,250	-		-		$60.76	3/12/2022	-		-
	-	-		14,625	(9)	$60.76	3/12/2022	-		-
	-	-		6,250	(10)	$21.89	2/10/2025	-		-
	-	-		12,500	(11)	$21.89	2/10/2025	-		-
	-	6,250	(12)	-		$21.89	2/10/2025	-		-
	-	13,400	(6)	-		$18.79	4/15/2025	-		-
	-	-		-		-	-	14,500	(7)	$403,245
Joseph A. Davila	6,250	-		-		$32.55	7/28/2021	-		-
	12,500	-		-		$32.55	7/28/2021	-		-
	6,250	-		-		$32.55	7/28/2021	-		-
	938	937	(13)	-		$95.12	5/15/2023	-		-
	469	1,406	(14)	-		$105.11	5/15/2024	-		-
	1,563	4,687	(15)	-		$72.78	11/11/2024	-		-
	-	-		12,500	(16)	$72.78	11/11/2024	-		-
	-	-		6,250	(17)	$72.78	11/11/2024	-		-
	-	7,800	(6)	-		$18.79	4/15/2025	-		-
	-	-		-		-	-	5,600	(7)	$155,736
Gregory J. Ritts	1,875	5,625	(18)	-		$96.87	10/1/2024	-		-
	-	-		7,500	(19)	$96.87	10/1/2024	-		-
	-	-		15,000	(20)	$96.87	10/1/2024	-		-
	-	7,800	(6)	-		$18.79	4/15/2025	-		-
	-	-		-		-	-	5,600	(7)	$155,736
(1)
Options awarded where the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded where the performance hurdles have not been achieved.

EXECUTIVE COMPENSATION
(3)
The exercise price of each outstanding stock option of Altisource was adjusted to reflect the value of AAMC and Residential common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012. Additionally, in connection with the spin-off transactions, each of our Named Executive Officers (other than Mr. Ritts who had not joined the Company) received new AAMC stock options and new Residential stock options in amounts proportional to the number of Altisource stock options held on the date of the spin-off transactions, as further described in footnote 4 to our Summary Compensation Table.

(4)
Restricted shares awarded but remain subject to additional service-based criteria.

(5)
A one-time AAMC Restricted Stock award was granted to our Chief Executive Officer, Chief Administration Officer and Chief Financial Officer pursuant to the Altisource Asset Management Corporation 2012 Equity Incentive Plan on December 11, 2012. Mr. Shepro received 29,216 shares of AAMC Restricted Stock, of which 14,608 had not vested as of December 31, 2015, with a market value as of December 31, 2015 of $250,673. Mr. Wilcox received 14,608 shares of AAMC Restricted Stock, of which 7,304 had not vested as of December 31, 2015, with a market value as of December 31, 2015 of $125,337. Ms. Esterman received 8,765 shares of AAMC Restricted Stock, of which 4,381 had not vested as of December 31, 2015, with a market value as of December 31, 2015 of $75,178. Awards vest in accordance with a vesting schedule (over a four-year period) if the market value of AAMC's stock meets the established market value and other criteria, which were met on January 11, 2013 (first 25%), April 26, 2013 (next 50%) and May 21, 2013 (remaining 25%).

(6)
Options vest in three (3) equal installments on April 15, 2016, April 15, 2017 and April 15, 2018.

(7)
Restricted shares vest in three (3) equal installments on April 15, 2017, April 15, 2018 and April 15, 2019.

(8)
Options vested on March 12, 2016.

(9)
25% of options vest upon Altisource achieving a stock price of $182.28 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(10)
25% of options vest upon Altisource achieving a stock price of $65.67 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(11)
25% of options vest upon Altisource achieving a stock price of $43.78 and an annual rate of return of 20% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(12)
Options vest in four (4) equal installments on February 10, 2016, February 10, 2017, February 10, 2018 and February 10, 2019.

(13)
Options vest in two (2) equal installments on May 15, 2016 and May 15, 2017.

(14)
Options vest in three (3) equal installments on May 15, 2016, May 15, 2017 and May 15, 2018.

(15)
Options vest in three (3) equal installments on November 11, 2016, November 11, 2017 and November 11, 2018.

(16)
25% of options vest upon Altisource achieving a stock price of $145.56 and an annual rate of return of 20% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(17)
25% of options vest upon Altisource achieving a stock price of $218.34 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(18)
Options vest in three (3) equal installments on October 1, 2016, October 1, 2017 and October 1, 2018.

(19)
25% of options vest upon Altisource achieving a stock price of $290.61 and an annual rate of return of 25% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

(20)
25% of options vest upon Altisource achieving a stock price of $193.74 and an annual rate of return of 20% over the exercise price with the balance vesting 25% each subsequent anniversary thereof.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options during the fiscal year ended December 31, 2015 for our Named Executive Officers:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
William B. Shepro	6,026	$48,148
William B. Shepro	13,230	$228,218
William B. Shepro	9,459	$96,907
Kevin J. Wilcox	5,948	$111,198
(1)
Based on the actual market price of the Company's common stock at the time the stock options were exercised. The shares of the Company's common stock received in connection with the stock option exercises were acquired and held.

No stock awards applicable to our Named Executive Officers vested during the 2015 fiscal year.

PROPOSAL TWO

APPOINTMENT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)

Management and the Audit Committee of our Board of Directors have completed a competitive process to review the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee invited several firms to participate in this process, including Deloitte & Touche LLP, the Company's independent registered public accounting firm since September 22, 2009.

As a result of this process and following careful deliberation, on March 24, 2016, the Audit Committee approved the engagement of Mayer Hoffman McCann P.C. ("MHM") as the Company's independent registered public accounting firm, conditioned and effective upon completion of their client acceptance process, subject to approval by our shareholders. On March 25, 2016, MHM advised the Company that it had successfully completed its client acceptance procedures and the Company dismissed Deloitte & Touche LLP from its role as the Company's independent registered public accounting firm.

The Audit Committee also approved the engagement of Atwell S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the year ending December 31, 2016, subject to approval by our shareholders.

Deloitte & Touche LLP's audit reports on the Company's consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. Such reports included an explanatory paragraph related to the concentration of revenue with Ocwen and an emphasis of a matter paragraph related to uncertainties faced by Ocwen.

During the years ended December 31, 2015 and 2014, and the subsequent interim period through March 24, 2016, there were (i) no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in its reports on the financial statements for such years, and (ii) no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K except that the Company's internal control over financial reporting was not effective as of December 31, 2015 due to the existence of a material weakness in the Company's internal control over financial reporting related to the review of impairment indicators of long-lived assets, including premises and equipment and intangible assets, and the impairment analysis of indefinite-lived assets, primarily goodwill. Deloitte & Touche LLP discussed this matter with the Audit Committee. As a result of the material weakness, Deloitte & Touche LLP's audit report dated March 15, 2016 on the effectiveness of the Company's internal control over financial reporting as of December 31, 2015 expressed an adverse opinion. The Company has authorized Deloitte & Touche LLP to fully respond to the inquiries of MHM, the successor independent registered public accounting firm, concerning this matter.

The Company provided Deloitte & Touche LLP with a copy of its Current Report on Form 8-K prior to its filing with the SEC. The Company requested that Deloitte & Touche LLP furnish the Company with a letter addressed to the SEC stating whether or not Deloitte & Touche LLP agrees with the above statements that are related to Deloitte & Touche LLP. A copy of Deloitte & Touche LLP's letter, dated March 28, 2016, is attached as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on March 28, 2016.

During the years ended December 31, 2015 and 2014 and through March 24, 2016, neither the Company nor anyone on its behalf consulted with MHM with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided by MHM to the Company that MHM concluded was an important factor considered by the

PROPOSAL TWO

Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee has further approved that the appointment of Mayer Hoffman McCann P.C. for the year ending December 31, 2016 and the appointment of Atwell S.à r.l. for the same period be submitted for approval by our shareholders at the Annual Meeting.

Representatives of Deloitte & Touche LLP, Mayer Hoffman McCann P.C. and Atwell S.à r.l. will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS THE INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM FOR 2016 AND ATWELL S.À R.L. AS THE CERTIFIED
AUDITOR FOR ALL STATUTORY ACCOUNTS AS REQUIRED BY LUXEMBOURG LAW FOR THE SAME PERIOD

PROPOSAL TWO

Report of the Audit Committee

As described more fully in our charter, the Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for the preparation and presentation of the Company's financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and of the effectiveness of its internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board ("PCAOB").

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2015 audited consolidated financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380). The Audit Committee has also received written disclosures from the Company's independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm referred to above, and the Audit Committee's review of the representations of management, the Audit Committee recommended that the Board of Directors include the December 31, 2015 audited consolidated financial statements in Altisource's Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee: Roland Müller-Ineichen, Chairman W. Michael Linn, Director Timo Vättö, Director

April [    ], 2016

PROPOSAL TWO

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Altisource for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2014 and 2015:

Category	2014	2015
Audit Fees	$1,536,428	$1,851,789
Audit-Related Fees	$212,216	$2,945
Tax Fees	$342,135	$469,096
All Other Fees	-	-

Total	$2,090,779	$2,323,830

Audit Fees.    This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2014 and 2015, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2014 and 2015 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees.    This category includes the aggregate fees billed for fiscal years 2014 and 2015 for audit-related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees.    This category includes the aggregate fees billed for fiscal years 2014 and 2015 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees.    This category includes the aggregate fees billed for fiscal years 2014 and 2015 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in fiscal years 2014 and 2015 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. In fiscal years 2014 and 2015, all fees associated with the independent registered certified public accounting firm's services were pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated to him as described in the following section.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they desire to do so, and will be available to respond to questions from shareholders.

PROPOSAL TWO

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by the independent auditors. The Chairman shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

PROPOSAL THREE

APPROVAL OF THE COMPANY'S ANNUAL ACCOUNTS
PREPARED IN ACCORDANCE WITH LUXEMBOURG GAAP FOR
THE YEAR ENDED DECEMBER 31, 2015
AND ITS CONSOLIDATED FINANCIAL STATEMENTS
PREPARED IN ACCORDANCE WITH U.S. GAAP INCLUDING A FOOTNOTE
RECONCILIATION OF EQUITY AND NET INCOME TO IFRS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015
(Proposal Three)

Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the Annual Meeting.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2015 reflect total assets of $2,418.9 million and a loss for the year then ended of $18.7 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2015, the Consolidated Accounts reflect IFRS total equity of $51.3 million and IFRS net income of $37.7 million for the year then ended.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders from April 17, 2016 until the conclusion of the Annual Meeting at Altisource's registered office.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

PROPOSAL FOUR

RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR
THE LUXEMBOURG STATUTORY ACCOUNTS
(Proposal Four)

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year, provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

The Directors' Reports for the Luxembourg Statutory Accounts will be available to shareholders from April 17, 2016 until the conclusion of the Annual Meeting at Altisource's registered office. Following shareholder approval of the Luxembourg Statutory Accounts, the Directors' Reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR
THE LUXEMBOURG STATUTORY ACCOUNTS

PROPOSAL FIVE

ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS
FOR THE YEAR ENDED DECEMBER 31, 2015
(Proposal Five)

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches ten percent (10%) of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold. As the Company made a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2015, there is no requirement to make such allocation.

As of December 31, 2015, the Luxembourg Annual Accounts for Altisource reflect total assets of $2,418.9 million and a loss for the year then ended of $18.7 million. As noted in Proposal Three above, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource's Luxembourg Annual Accounts unless such profits have been distributed to Altisource.

The Board of Directors proposes to allocate the loss of $18.7 million reflected in the Luxembourg Annual Accounts to reduce profit brought forward.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ALLOCATION OF THE RESULTS IN THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2015

PROPOSAL SIX

DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
FOR THE PERFORMANCE OF THEIR MANDATE DURING THE
YEAR ENDED DECEMBER 31, 2015
(Proposal Six)

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), the shareholders of Altisource are required to vote on whether to discharge Altisource's Directors for the performance of their mandate during the relevant fiscal year. If the shareholders grant the discharge of Directors for the relevant fiscal year, shareholders will not be able to initiate a liability claim against such Directors in connection with the performance of their mandate for the relevant fiscal year. However, such discharge will not be valid in certain instances as specified in Article 74 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended. For fiscal year 2015, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
DISCHARGE OF EACH OF THE CURRENT AND PAST DIRECTORS OF ALTISOURCE PORTFOLIO
SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE DURING THE YEAR ENDED
DECEMBER 31, 2015

PROPOSAL SEVEN

APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION
(Proposal Seven)

Luxembourg law requires the Company to submit changes in Directors' compensation to our shareholders for approval.

As discussed in the "Board of Directors Compensation" section of this proxy statement, the Compensation Committee wishes to establish Director pay levels that are consistent with those of our peer group companies to ensure we can attract and retain the best possible candidates for our Board of Directors.

Beginning in the 2016 to 2017 service year, the Compensation Committee recommends that the:

  •
  annual cash retainer to the non-executive Chairman of the Board of Directors be increased from $85,000 to $100,000, with a corresponding reduction of annual cash compensation to the Executive Committee chairperson from $15,000 to $0;

  •
  annual cash compensation to Audit Committee members (other than the Audit Committee chairperson) be increased from $7,500 to $10,000;

  •
  annual cash compensation to the Audit Committee chairperson be increased from $20,000 to $25,000;

  •
  annual cash compensation to Compliance Committee members (other than the Compliance Committee chairperson) be increased from $5,000 to $10,000;

  •
  annual cash compensation to the Compliance Committee chairperson be increased from $12,500 to $17,500;

  •
  annual cash compensation to Compensation Committee members (other than the Compensation Committee chairperson) be set at $7,500;

  •
  annual cash compensation to the Compensation Committee chairperson be increased from $7,500 to $15,000;

  •
  annual cash compensation to Nomination/Governance Committee members (other than the Nomination/Governance Committee chairperson) be set at $5,000; and

  •
  annual cash compensation to the Nomination/Governance Committee chairperson be increased from $7,500 to $12,500.

The Compensation Committee also recommends that the value of the annual award of shares of common stock to non-management Directors who attend an aggregate of at least 75% of all meetings of the Board of Directors and committees on which they serve be increased from $75,000 to $110,000. Consistent with prior years, the number of shares of common stock will be determined by dividing this value by the average of the high and low prices of the common stock to be reported on the NASDAQ Global Select Market on the first day of the service year.

The proposed changes to the pay structure align our non-management Director compensation with the median structure of our peer group companies. In addition, the proposed changes align the pay levels for each chairperson and member of each committee to be consistent with the peer median for each of these roles.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS'
COMPENSATION

PROPOSAL EIGHT

APPROVAL OF A SHARE REPURCHASE PROGRAM WHEREBY ALTISOURCE IS AUTHORIZED,
FOR A PERIOD OF FIVE YEARS, TO REPURCHASE UP TO TWENTY-FIVE PERCENT (25%)
OF THE OUTSTANDING SHARES OF ITS COMMON STOCK
(Proposal Eight)

At our Annual Meeting of Shareholders on May 20, 2015, our shareholders approved a share repurchase program authorizing the repurchase of up to fifteen percent (15%) of the outstanding shares of the Company's stock as of the close of business on the date of shareholder approval. Under that program, shares are eligible for repurchase at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share. As of March 21, 2016, the total number of shares repurchased under the program amounted to 9.3% of Altisource's 18,802,623 outstanding shares. Therefore, the Board of Directors of Altisource has approved presenting a new share repurchase program (the "Share Repurchase Program") to the shareholders, whereby the Board of Directors is empowered to purchase outstanding shares of the Company's stock within the following limits.

The Share Repurchase Program will continue to be subject to Luxembourg law and provides for the equal treatment of shareholders. The term of authorization for repurchases will be five (5) years from the date of shareholder approval. The maximum number of shares authorized to be repurchased will be up to twenty-five percent (25%) of shares outstanding as of the close of business on the date of shareholder approval. Shares will be eligible for purchase at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share. The purchase volumes will be subject to daily volume restrictions per SEC regulations. The Board of Directors shall be empowered to give authority to the Company's Chief Executive Officer, with power of substitution, to decide within the limits of the authorization set out above, the timing and conditions of the Share Repurchase Program.

Altisource has historically demonstrated strong cash earnings capabilities. The Board of Directors believes the Share Repurchase Program could be an effective use of Altisource's cash earnings and provide flexibility for Altisource to be opportunistic in repurchasing shares. Additionally, the Board of Directors believes the Share Repurchase Program will assist in offsetting shareholder dilution resulting from periodic grants of equity incentive awards.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE SHARE REPURCHASE PROGRAM

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted, as set forth within our written Code of Business Conduct and Ethics, certain policies and procedures for the review and approval of transactions in which a conflict of interest may arise. The Code of Business Conduct and Ethics is available at www.altisource.com. Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the head of the internal audit function and/or the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The head of the internal audit function or the General Counsel will notify the Chairman of the Board of Directors or the Chairman of the Audit Committee, as appropriate, if any such situation requires Board of Directors or Audit Committee approval.

The Audit Committee of the Board of Directors has adopted written policies and procedures to govern the review and approval of transactions involving Altisource and a Related Person. A "Related Person," as defined by SEC Regulation S-K, includes any directors and executive officers of the Company, shareholders beneficially owning 5% or greater of the Company's outstanding stock, an immediate family member of any of the foregoing persons or an entity in which any of the foregoing persons has a direct or indirect material interest. Pursuant to these policies, transactions with a Related Person that meet the threshold for disclosure under the relevant SEC rules ("Related Person Transactions") must be approved by the Audit Committee. In considering a Related Person Transaction, the Audit Committee will consider relevant factors which may include (i) whether the transaction is in the best interests of Altisource; (ii) alternatives to the transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts and (v) the overall fairness of the transaction to Altisource. The Audit Committee may also follow these procedures for transactions with Related Persons that do not meet the threshold for disclosure under the relevant SEC rules or for transactions with related parties as defined by Financial Accounting Standards Board's Accounting Standards Codification Topic 850, Related Party Disclosure, where such transactions may present actual or potential conflicts of interests.

We have significant business relationships with and provide services to Ocwen and Residential. We also provide certain services to AAMC. Our largest shareholder William C. Erbey, owns or controls common stock in each of these companies. As of December 31, 2015, Mr. Erbey owned or controlled approximately 31% of the common stock of Altisource, approximately 14% of the common stock of Ocwen, approximately 31% of the common stock of AAMC and approximately 4% of the common stock of Residential. As a result of his ownership interests in Ocwen and AAMC, Related Person Transactions with these entities are required to be disclosed. Because AAMC is Residential's external manager, and AAMC consolidates the financial statements of Residential, we currently also disclose Altisource's transactions with Residential.

Ocwen

For the year ended December 31, 2015, the Company generated segment revenue from Ocwen of $497.4 million for Mortgage Services, $18.2 million for Financial Services and $116.0 million for Technology Services. Services provided to Ocwen during such period included residential property valuation, real estate asset management and sales, trustee management services, property inspection and preservation, insurance services, charge-off mortgage collections, information technology infrastructure management and software applications including our software platforms. We record revenue we earn from Ocwen under the service agreements at rates we believe to be comparable market rates as we believe they are consistent with the fees we charge to other customers and/or fees charged by our competitors for comparable services. Altisource derived 60% of its revenues in 2015 directly from Ocwen and revenue earned from loans serviced by Ocwen when Ocwen designates us as the service provider.

The Company earns additional revenue on the portfolios serviced by Ocwen when a party other than Ocwen selects Altisource as the service provider. For the year ended December 31, 2015, the Company recognized revenue of $216.9 million on the portfolios serviced by Ocwen.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

At times, we have used Ocwen's contractors and/or employees to support Altisource-related services. Ocwen generally bills us for these contractors and/or employees based on their fully-allocated cost. Additionally, through March 31, 2015, we purchased certain data relating to Ocwen's servicing portfolio in connection with a Data Access and Services Agreement. Based upon our previously provided notice, the Data Access and Services Agreement was terminated effective March 31, 2015. For the year ended December 31, 2015, Ocwen billed us $11.4 million for these items.

In 2015, we provided certain other services to Ocwen and Ocwen provided certain other services to us in connection with support services agreements. These services primarily included facilities related services and corporate services. Billings for these services were generally based on the fully-allocated cost of providing the service based on an estimate of the time and expense of providing the service or estimates thereof. For the year ended December 31, 2015, we billed Ocwen $2.9 million for these items and Ocwen billed us $2.8 million for these items.

AAMC

AAMC's primary business is to provide portfolio management and corporate governance services to investment vehicles that own real estate assets. Currently, AAMC's primary client is Residential. We have an agreement with AAMC pursuant to which we may provide services such as finance, human resources, facilities, technology and insurance risk management. Further, we have separate agreements for certain services related to income tax matters, trademark licenses and technology products and services.

For the year ended December 31, 2015, we billed AAMC $1.3 million under the services agreements, of which $0.1 million is reflected in revenue in the consolidated statements of operations and $1.2 million is reflected as a component of SG&A in the consolidated statements of operations.

Residential

We have service agreements, which extend through 2027, to provide Residential with renovation management, lease management, property management and real estate owned asset management services.

For the year ended December 31, 2015, we generated revenue from Residential of $39.0 million for services provided under these services agreements.

SHAREHOLDER PROPOSALS & ANNUAL REPORTS

SHAREHOLDER PROPOSALS

Pursuant to SEC rules, any proposal which a shareholder desires to have included in our proxy materials relating to our 2017 Annual Meeting of Shareholders, which is scheduled to be held on May 17, 2017, must be received at our registered office no later than December [    ], 2016. In addition to any shareholders' rights under the Luxembourg law on commercial companies of August 10, 1915, as amended, and the Company's Articles of Incorporation, for any proposal that is not submitted for inclusion in the proxy statement for the 2017 Annual Meeting of Shareholders, but is instead sought to be presented directly at the 2017 Annual Meeting of Shareholders, SEC rules permit the persons appointed as proxies to vote shares represented by valid proxies in their discretion if we (i) receive notice of the proposal before the close of business on February [    ], 2017 and advise shareholders in the 2017 proxy statement about the nature of the matter and how the persons appointed as proxies intend to vote on such matter or (ii) do not receive notice of the proposal prior to the close of business on February [    ], 2017.

Notice of intent to present a proposal at the 2017 Annual Meeting of Shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2015 was made available to shareholders on March 15, 2016. The annual report can be found on our website www.altisource.com under Investor Relations. We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2015, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

OTHER MATTERS

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2015 and this proxy statement will be made available to banks, brokerage firms or other nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, Internet or mail will be voted in the manner specified. Where specific choices are not indicated, except with respect to broker "non-votes," the shares represented by all valid proxies received will be voted: for the nominees for Director named earlier in this proxy statement; for the approval of the appointment of the independent auditor; for the approval of Altisource Portfolio Solutions S.A.'s Luxembourg Statutory Accounts; for the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2015; for the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2015; for the proposal to approve changes to non-management Directors' compensation; and for the proposal to approve a share repurchase program as described in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons appointed as proxies will vote according to their discretion.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your bank, brokerage firm or other nominee may only deliver one (1) copy of this proxy statement and our 2015 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2015 annual report was sent may request a separate copy by contacting Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg, or by calling our Investor Relations department at +352 2469 7950. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2015 annual report may be viewed online on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In addition, this proxy statement and our 2015 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by phone or by Internet, as instructed on your proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, brokerage firm or other nominee, please refer to the information provided by that entity for instructions on how to elect this option.

ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
Nominees:
01) William B. Shepro	☐	☐	☐
02) W. Michael Linn	☐	☐	☐
03) Roland Müller-Ineichen	☐	☐	☐
04) Timo Vättö	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2.  Proposal to approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2016 and Atwell S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period

	☐	☐	☐

3.  Proposal to approve Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2015 (the “Luxembourg Annual Accounts”), and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2015 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”)

	☐	☐	☐

4. Proposal to receive and approve the Directors’ reports for the Luxembourg Statutory Accounts	☐	☐	☐

5. Proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2015	☐	☐	☐

6. Proposal to discharge each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2015	☐	☐	☐

7. Proposal to approve changes to non-management Directors’ compensation	☐	☐	☐

8.  Proposal to approve a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share

	☐	☐	☐

NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Preliminary — Subject to change

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement are available at www.proxyvote.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned shareholder(s) hereby appoint(s) William B. Shepro and Kevin J. Wilcox, or either of them (the “Proxies”), as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock (“Common Stock”) of Altisource Portfolio Solutions S.A. (the “Company”) that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company located at 40, avenue Monterey L-2163 Luxembourg City, Grand Duchy of Luxembourg on Wednesday, May 18, 2016, at 9:00 a.m., Central European Time and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors; FOR the approval of the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2016 and Atwell S.à r.l. to be our certified auditor for all statutory accounts as required by Luxembourg law for the same period; FOR the approval of Altisource Portfolio Solutions S.A.’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2015 (the “Luxembourg Annual Accounts”) and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2015 (the “Consolidated Accounts”) (together, the “Luxembourg Statutory Accounts”); FOR the receipt and approval of the Directors’ reports for the Luxembourg Statutory Accounts; FOR the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2015; FOR the approval of the discharge of each of the current and past Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2015; FOR the approval of changes to non-management Directors’ compensation; FOR the approval of a share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of shareholder approval) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share; and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.  This proxy may be revoked at any time prior to the time it is voted at the Annual Meeting.

The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 18, 2016, or any adjournment or postponement thereof and a Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Address Changes/Comments:

(If any Address Changes/Comments are noted above, please mark the corresponding box on the reverse side.)

Continued and to be dated and signed on the reverse side